As filed with the U.S. Securities and Exchange Commission on March 28, 2011

Registration No. 333-166427
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Colorado	XSUNX, INC.	84-134159
(State or Other Jurisdiction of Incorporation or Organization)	(Exact Name of Registrant as Specified in its Charter)	(I.R.S. Employer Identification No.)

Tom Djokovich
65 Enterprise		65 Enterprise
Aliso Viejo, California 92656		Aliso Viejo, California 92656
(949) 330-8060	3081	(949) 330-8060
(Address and Telephone Number of Principal Executive Office)	(Primary Standard Industrial Classification Code Number)	(Name, Address and Telephone Number of Agent for Service)

With copies to:
Clayton E. Parker, Esq.
John D. Owens III, Esq.
K&L Gates, LLP
200 S. Biscayne Boulevard, Suite 3900
Miami, Florida 33131
Telephone: (305) 539-3300
Facsimile: (305) 358-7095

Approximate date of commencement of proposed sale to the public:   As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

EXPLANATORY NOTE

The Registrant’s Registration Statement on Form S-1 (File No. 333-166427) originally filed with the Securities and Exchange Commission on April 30, 2010, was declared effective on June 30, 2010 (the “Original Registration Statement”).  The Registrant is filing this Post-Effective Amendment No. 1 to the Original Registration Statement in order to update the Original Registration Statement to include, among other things, the Registrant’s audited consolidated financial statements for the fiscal year ended September 30, 2010 and unaudited consolidated financial statements for the three months ended December 31, 2010, and other updated information about the Registrant.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED MARCH 28, 2011.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS
XSUNX, INC.
27,500,000 Shares of Common Stock

This prospectus (“ Prospectus ”) relates to the sale of up to 27,500,000 shares of the common stock, no par value per share, of XsunX, Inc. (referred to herein as the “ Company ”, “ XsunX ”, or “ we ”, “ us ”, or “ our ”) by the “selling stockholder”, Lincoln Park Capital Fund, LLC.  Please refer to “Selling Stockholder” beginning on page 14.

The Company is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. All costs associated with this registration will be borne by the Company.

Shares of common stock are being offered for sale by the selling stockholder at prices established on the Over-the-Counter Bulletin Board (the “OTCBB”) during the term of this offering.  On March 21, 2011, the last reported sale price of our common stock was $0.097 per share.  Our common stock is quoted on the OTCBB under the symbol “XSNX”.  These prices will fluctuate based on the demand for the shares of our common stock and other factors.

Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under the applicable state law or that an exemption from registration is available.

These securities are speculative and involve a high degree of risk.    Please refer to “Risk Factors” beginning on page 7 for a discussion of these risks.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The selling stockholder is an “underwriter” within the meaning of the Securities Act of 1933, as amended.

The date of this Prospectus is ________, 2011

TABLE OF CONTENTS

PROSPECTUS SUMMARY	5
THE OFFERING	6
RISK FACTORS	7
FORWARD-LOOKING STATEMENTS	13
SELLING STOCKHOLDER	14
USE OF PROCEEDS	17
PLAN OF DISTRIBUTION	18
DESCRIPTION OF CAPITAL STOCK	19
DESCRIPTION OF BUSINESS	20
MANAGEMENT	24
PRINCIPAL STOCKHOLDERS	31
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND OTHER STOCKHOLDER MATTERS	33
MMANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	38
LEGAL MATTERS	44
EXPERTS	44
AVAILABLE INFORMATION	44
FINANCIAL STATEMENTS OF XSUNX, INC.	F-1
PART II
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION	II - 1
INDEMNIFICATION OF DIRECTORS AND OFFICERS	II - 1
RECENT SALES OF UNREGISTERED SECURITIES	II - 3
EXHIBITS	II - 6
UNDERTAKINGS	II - 7
SIGNATURES	II - 8

PROSPECTUS SUMMARY

The following is only a summary of the information, financial statements and the notes thereto included in this prospectus (the “Prospectus”).  You should read the entire Prospectus carefully, including “Risk Factors” and our financial statements and the notes thereto before making any investment decision.

Business Overview
XsunX, Inc. is a Colorado corporation formerly known as Sun River Mining Inc. (referred to herein as the “Company”, “XsunX”, or “we”, “us” or “our”).  The Company was originally incorporated on February 25, 1997.

XsunX is developing and has begun to market a hybrid manufacturing solution to produce high performance Copper Indium Gallium (di) Selenide (CIGS) thin film solar cells.  Our patent pending system and processing technology, which we call CIGSolar™, focuses on the mass production of individual thin-film CIGS solar cells that match silicon solar cell dimensions and can be offered as a non-toxic, high-efficiency and lowest-cost alternative to the use of silicon solar cells. We intend to offer licenses for the use of the CIGSolar™ process technology thereby generating revenue streams through licensing fees and manufacturing royalties for the use of the technology.

Technology Overview

Our efforts have been focused on the development and customization of a series of specialized processing tools that when combined provide a turn-key high-throughput manufacturing system to produce CIGS solar cells.

Core attributes to our process method are the use of small area thermal co-evaporation techniques coupled with state-of-the-art sputter deposition technologies derived from the hard disc drive (HDD) industry to improve manufacturing output, increase cell efficiency, production yields, and lower the costs for the production of high efficiency CIGS cells.

There are five (5) core process tools that when combined will initially produce 125mm format (about 5” square) solar cells, scaling to 156mm formats (about 6” square). We believe that it will be the ability of our system to minimize processing defects while maintaining exceptional per hour production rates that will provide superior commercial opportunities. CIGSolar™ cells will be manufactured on stainless steel squares sized to match silicon solar cells currently used in nearly 75% of all solar modules manufactured today.

This innovative approach bridges the gap between inexpensive thin-film and costly high efficiency silicon wafer technologies to produce a new breed of solar cell combining what we believe are the best attributes of each technology. The mass production of individual, high performance CIGS solar cells – like solar building blocks – we believe will allow solar power to finally compete effectively against other sources of electrical energy.

CIGS Thin Film Solar Devices

Copper Indium Gallium (di) Selenide (CIGS) exceeds all other thin film solar cell performance to date delivering nearly 20% conversions in laboratory environments. It is this high efficiency low cost potential for CIGS, and its wide array of uses and applications, that we believe provides the basis to drive the cost of energy production for alternative sources to unprecedented new lows. For this reason many major research institutes and agencies worldwide view CIGS as a significant solar technology and support continuous development and research efforts related to CIGS thin films.

We believe that through the successful combination of small area co-evaporation processing techniques with the high rate sputter processing techniques developed within the hard disc media industry, overall factory yields (total watts of production per day) can be increased thereby resulting in lower production costs while still delivering the full energy and low cost potential that CIGS based devices can offer.

CIGS Experience

Our staff experience includes nearly 16 years of thin film and CIGS experience in successful technology development, equipment design, and production of several million square feet CIGS products in a commercial production setting.  Our Chief Technology Officer has worked side by side with leading researchers at NREL and in fact shares an R&D 100 award with NREL staff for efforts related to CIGS technology development.

Our resident XsunX thin film CIGS technologists and manufacturing experts are working jointly with a leading producer of manufacturing equipment utilized in the hard disc market to create a unique process of coupling small area deposition (approximately 5X5 inch squares), material control, and material transport technologies from the disk drive industry for use in the production of thin film CIGS solar cells. We are combining the expertise and years of technological improvements derived from the sophisticated hard disc drive manufacturing industry with XsunX staff experience in the CIGS thin film industry.

About Us

We are a Colorado corporation.  Our principal executive offices are located at 65 Enterprise, Aliso Viejo, California 92656. Our telephone number is (949) 330-8060.  Our website can be accessed at www.xsunx.com .

The Offering

This Prospectus relates to the sale of up to 27,500,000 shares of the common stock, no par value per share, of XsunX, Inc. by certain persons who are stockholders of the Company.  The selling stockholder is Lincoln Park Capital Fund, LLC (“LPC”).

On March 30, 2010, we entered into a purchase agreement (the “Purchase Agreement”) with LPC, whereby LPC agreed to purchase up to an aggregate of $5,000,000 of our common stock (the “Purchase Shares”).  Pursuant to the terms of the Purchase Agreement, LPC purchased an initial amount of $500,000 of Purchase Shares (5,000,000 Purchase Shares) from us, and in consideration for LPC entering into the Purchase Agreement we agreed to the issuance of up to 2,500,000 shares of common stock (the “Commitment Shares”) to LPC of which 1,250,000 were issued to LPC at the time of the initial purchase.  Further, subject to our satisfaction of certain conditions, such as the effectiveness of a registration statement covering the shares under the Purchase Agreement, LPC agreed to buy more of the Purchase Shares at our direction, at any time, in any amount up to $50,000 at a specified purchase price per share.  Also, pursuant to the terms of the Purchase Agreement, after the SEC declared effective the registration statement, we have the right, over a 25-month period, to sell the remaining Purchase Shares to LPC in amounts up to $500,000 per sale, subject to certain conditions as set forth in the Purchase Agreement, up to the aggregate commitment of $5,000,000. The SEC declared the Registration Statement effective as of June 30, 2010.  Since that date and including the initial purchase, we have sold a total of $775,000 of Purchase Shares (8,123,158 shares) and issued 1,326,386 Commitment Shares for a total of 9,449,544 shares issued to LPC through March 21, 2011.

Please refer to “Selling Stockholder” beginning on page 14.

The Company is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. However, it may receive up to $5,000,000 from LPC in connection with the initial sale of the Purchase Shares under the Purchase Agreement. Any proceeds from LPC that we receive under the Purchase Agreement will be used for working capital and general corporate purposes. All costs associated with this registration will be borne by the Company.

Shares of common stock are being offered for sale by the selling stockholder at prices established on the Over-the-Counter Bulletin Board (the “OTCBB”) during the term of this offering.  On March 21, 2011, the last reported sale price of our common stock was $0.097 per share.  Our common stock is quoted on the OTCBB under the symbol “XSNX.OB”.  These prices will fluctuate based on the demand for the shares of our common stock.

Common Stock Offered	27,500,000 shares by the selling stockholder

Offering Price	Market price

Common Stock Currently Outstanding	219,297,821 shares as of March 21, 2011

Use of Proceeds	We will not receive any proceeds of the shares offered by the selling stockholders. See “Use of Proceeds” on page 17 herein.

Risk Factors	The securities offered hereby involve a high degree of risk. See “Risk Factors” on page 7 herein.

Over-the-Counter Bulletin Board Symbol	XSNX.OB

RISK FACTORS

We are subject to various risks that may materially harm our business, financial condition and results of operations. An investor should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline or we may be forced to cease operations.

RISKS RELATED TO OUR BUSINESS

We have a limited operating history with significant losses and expect losses to continue for the foreseeable future, as such we expect that we will need to obtain additional financing to continue to operate our business, including capital expenditures to complete the development of marketable thin film manufacturing technologies, and financing may be unavailable or available only on disadvantageous terms which could cause the Company to curtail its business operations and delay the execution of its business plan.

We are a development stage company and, to date, have not generated any significant revenues.  The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the U.S., which contemplate our continuation as a going concern. Net loss for the years ended September 30, 2010 and 2009 was $2,210,603 and $10,634,133, respectively. Net cash used for operations was $(1,347,395) and $(2,862,327) for the years ended September 30, 2010 and 2009, respectively. From inception through September 30, 2010, we had an accumulated deficit of $33,919,805.  Our revenues have not been sufficient to sustain our operations and we expect that our revenues will not be sufficient to sustain our operations for the foreseeable future.  As such, we expect that we will continue to need significant financing to operate our business. Furthermore, there can be no assurance that additional financing will be available or that the terms of such additional financing, if available, will be acceptable to us. If additional financing is not available or not available on terms acceptable to us, our ability to fund our operations, complete the development of marketable technologies, develop a sales network, maintain our research and development efforts or otherwise respond to competitive pressures may be significantly impaired. We could also be forced to curtail our business operations, reduce our investments, decrease or eliminate capital expenditures and delay the execution of our business plan, including, without limitation, all aspects of our operations, which would have a material adverse affect on our business.  The items discussed above raise substantial doubt about our ability to continue as a going concern.  We cannot assure you that we can achieve or sustain profitability in the future. Our operations are subject to the risks and competition inherent in the establishment of a business enterprise. There can be no assurance that future operations will be profitable. Revenues and profits, if any, will depend upon various factors, including whether our product development can be completed, whether our products will achieve market acceptance and whether we obtain additional financing. We may not achieve our business objectives and the failure to achieve such goals would have a materially adverse impact on us.

We may be required to raise additional financing by issuing new securities with terms or rights superior to those of our shares of common stock, which could adversely affect the market price of our shares of common stock and our business.

We will require additional financing to fund future operations, including expansion in current and new markets, development and acquisition, capital costs and the costs of any necessary implementation of technological innovations or alternative technologies. We may not be able to obtain financing on favorable terms, if at all. If we raise additional funds by issuing equity securities, the percentage ownership of our current stockholders will be reduced, and the holders of the new equity securities may have rights superior to those of the holders of shares of common stock, which could adversely affect the market price and the voting power of shares of our common stock. If we raise additional funds by issuing debt securities, the holders of these debt securities would similarly have some rights senior to those of the holders of shares of common stock, and the terms of these debt securities could impose restrictions on operations and create a significant interest expense for us which could have a materially adverse affect on our business.

Particularly, we may direct LPC to purchase shares of our common stock over a 25 month period generally in amounts of up to $50,000 every 2 business days. However, LPC shall not have the right nor the obligation to purchase any shares of our common stock on any business day that the market price of our common stock is less than $0.08.

The extent that we rely on LPC as a source of funding will depend on a number of factors including, the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources such as through the sale of our products.  If obtaining sufficient funding from LPC were to prove unavailable or prohibitively dilutive and if we are unable to sell enough of our products, we may need to secure another source of funding in order to satisfy our working capital needs.  Even if we sell all $5,000,000 worth of common stock under the Purchase Agreement to LPC, we may still need additional capital to fully implement our business, operating and development plans.  Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

If future products based on technologies we are developing cannot be developed for manufacture and sold commercially or our products become obsolete or noncompetitive, we may be unable to recover our investments or achieve profitability which will have a materially adverse affect on our business.

There can be no assurance that our research and development efforts will be successful or that we will be able to develop commercial applications for our products and technologies. Further, the areas in which we are developing technologies and products are characterized by rapid and significant technological change. Rapid technological development may result in our products becoming obsolete or noncompetitive. If future products based on our technologies cannot be developed for manufacture and sold commercially or our products become obsolete or noncompetitive, we may be unable to recover our investments or achieve profitability. In addition, the commercialization schedule may be delayed if we experience delays in meeting development goals, if products based on our technologies exhibit technical defects, or if we are unable to meet cost or performance goals. In this event, potential purchasers of products based on our technologies may choose alternative technologies and any delays could allow potential competitors to gain market advantages.

There is no assurance that the market will accept our products once development has been completed which could have an adverse affect on our business.

There can be no assurance that products based on our technologies will be perceived as being superior to existing products or new products being developed by competing companies or that such products will otherwise be accepted by consumers. The market prices for products based on our technologies may exceed the prices of competitive products based on existing technologies or new products based on technologies currently under development by competitors. There can be no assurance that the prices of products based on our technologies will be perceived by consumers as cost-effective or that the prices of such products will be competitive with existing products or with other new products or technologies. If consumers do not accept products based on our technologies, we may be unable to recover our investments or achieve profitability.

  Other companies, many of which have greater resources than we have, may develop competing products or technologies which cause products based on our technologies to become noncompetitive which could have an adverse affect on our business.

We will be competing with firms, both domestic and foreign, that perform research and development, as well as firms that manufacture and sell solar products. In addition, we expect additional potential competitors to enter the markets for solar products in the future. Some of these current and potential competitors are among the largest industrial companies in the world with longer operating histories, greater name recognition, access to larger customer bases, well-established business organizations and product lines and significantly greater resources and research and development staff and facilities. There can be no assurance that one or more such companies will not succeed in developing technologies or products that will become available for commercial sale prior to our products, that will have performance superior to products based on our technologies or that would otherwise render our products noncompetitive. If we fail to compete successfully, our business would suffer and we may lose or be unable to gain market share.

The loss of strategic relationships used in the development of our thin film manufacturing technologies and products could impede our ability to complete the development of our products and have a material adverse affect on our business.

We have established a plan of operations under which a portion of our operations rely on strategic relationships with third parties, to provide systems design, assembly and support. A loss of any of our third party relationships for any reason could cause us to experience difficulties in implementing our business strategy. There can be no assurance that we could establish other relationships of adequate expertise in a timely manner or at all.

We may suffer the loss of key personnel or may be unable to attract and retain qualified personnel to maintain and expand our business which could have a material adverse affect on our business.

Our success is highly dependent on the continued services of a limited number of skilled managers, scientists and technicians. The loss of any of these individuals could have a material adverse effect on us. In addition, our success will depend upon, among other factors, the recruitment and retention of additional highly skilled and experienced management and technical personnel. There can be no assurance that we will be able to retain existing employees or to attract and retain additional personnel on acceptable terms given the competition for such personnel in industrial, academic and nonprofit research sectors.

We may not be successful in protecting our intellectual property and proprietary rights and may be required to expend significant amounts of money and time in attempting to protect these rights. If we are unable to protect our intellectual property and proprietary rights, our competitive position in the market could suffer.

Our intellectual property consists of patents, trade secrets, and trade dress. Our success depends in part on our ability to obtain patents and maintain adequate protection of our other intellectual property for our technologies and products in the U.S. and in other countries. The laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the U.S., and many companies have encountered significant problems in protecting their proprietary rights in these foreign countries. These problems may be caused by, among other factors, a lack of rules and methods for defending intellectual property rights.

Our future commercial success requires us not to infringe on patents and proprietary rights of third parties, or breach any licenses or other agreements that we have entered into with respect to our technologies, products and businesses. The enforceability of patent positions cannot be predicted with certainty. We intend to apply for patents covering both our technologies and our products, if any, as we deem appropriate. Patents, if issued, may be challenged, invalidated or circumvented. There can be no assurance that no other relevant patents have been issued that could block our ability to obtain patents or to operate as we would like. Others may develop similar technologies or may duplicate technologies developed by us.

We are not currently a party to any litigation with respect to any of our patent positions or trade secrets. However, if we become involved in litigation or interference proceedings declared by the United States Patent and Trademark Office, or other intellectual property proceedings outside of the U.S., we might have to spend significant amounts of money to defend our intellectual property rights. If any of our competitors file patent applications or obtain patents that claim inventions or other rights also claimed by us, we may have to participate in interference proceedings declared by the relevant patent regulatory agency to determine priority of invention and our right to a patent of these inventions in the U.S. Even if the outcome is favorable, such proceedings might result in substantial costs to us, including, significant legal fees and other expenses, diversion of management time and disruption of our business. Even if successful on priority grounds, an interference proceeding may result in loss of claims based on patentability grounds raised in the interference proceeding. Uncertainties resulting from initiation and continuation of any patent or related litigation also might harm our ability to continue our research or to bring products to market.

An adverse ruling arising out of any intellectual property dispute, including an adverse decision as to the priority of our inventions would undercut or invalidate our intellectual property position. An adverse ruling also could subject us to significant liability for damages, prevent us from using certain processes or products, or require us to enter into royalty or licensing agreements with third parties. Furthermore, necessary licenses may not be available to us on satisfactory terms, or at all.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information and such disclosure could hurt our competitive position in the market.

To protect our proprietary technologies and processes, we rely on trade secret protection as well as on formal legal devices such as patents. Although we have taken security measures to protect our trade secrets and other proprietary information, these measures may not provide adequate protection for such information. Our policy is to execute confidentiality and proprietary information agreements with each of our employees and consultants upon the commencement of an employment or consulting arrangement with us. These agreements generally require that all confidential information developed by the individual or made known to the individual by us during the course of the individual’s relationship with us be kept confidential and not be disclosed to third parties. These agreements also generally provide that technology conceived by the individual in the course of rendering services to us shall be our exclusive property. Even though these agreements are in place there can be no assurances that that trade secrets and proprietary information will not be disclosed, that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets, or that we can fully protect our trade secrets and proprietary information. Violations by others of our confidentiality agreements and the loss of employees who have specialized knowledge and expertise could harm our competitive position and cause our sales and operating results to decline as a result of increased competition. Costly and time-consuming litigation might be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection might adversely affect our ability to continue our research or bring products to market.

Downturns in general economic conditions could adversely affect our profitability.

Downturns in general economic conditions can cause fluctuations in demand for our products, product prices, volumes and margins. Future economic conditions may not be favorable to our industry. A decline in the demand for our products or a shift to lower-margin products due to deteriorating economic conditions could adversely affect sales of our intended products and our profitability and could also result in impairments of certain of our assets.

Our common stock is considered a “penny stock” and as a result, related broker-dealer requirements may hamper its trading and liquidity.

Our common stock is considered to be a “penny stock” since it meets one or more of the definitions in Rules 15g-2 through 15g-6 promulgated under Section 15(g) of the Exchange Act. These include but are not limited to the following: (i) the common stock trades at a price less than $5.00 per share; (ii) the common stock is not traded on a “recognized” national exchange; (iii) the common stock is not quoted on the NASDAQ Stock Market, or (iv) the common stock is issued by a company with average revenues of less than $6.0 million for the past three (3) years. The principal result or effect of being designated a “penny stock” is that securities broker-dealers cannot recommend our common stock to investors, thus hampering its liquidity.

Section 15(g) and Rule 15g-2 require broker-dealers dealing in penny stocks to provide potential investors with documentation disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the documents before effecting any transaction in a penny stock for the investor’s account. Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any of our shares.

Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives.

The trading market in our common stock is limited and may cause volatility in the market price which may adversely affect stockholders’ ability to trade.

Our common stock is currently traded on a limited basis and quoted on the OTCBB. The OTCBB provides quotes for an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASDAQ Stock Market and the other national markets. Quotes for stocks included on the OTCBB are not listed in the financial sections of newspapers as are those for the NASDAQ Stock Market. Therefore, prices for securities quoted on the OTCBB may be difficult to obtain.

The quotation of our common stock on the OTCBB does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like us. Thus, the market price for our common stock is subject to volatility and holders of common stock may be unable to resell their shares at or near their original purchase price or at any price. In the absence of an active trading market:

•	investors may have difficulty buying and selling or obtaining market quotations;

•	market visibility for our common stock may be limited; and

•	a lack of visibility for our common stock may have a depressive effect on the market for our common stock.

Due to the low price of the securities, many brokerage firms may not be willing to effect transactions in the securities. Even if a purchaser finds a broker willing to effect a transaction in these securities, the combination of brokerage commissions, state transfer taxes, if any, and any other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of such securities as collateral for any loans.  Such restrictions could have a materially adverse affect on our business.

We may have difficulty raising necessary capital to fund operations as a result of market price volatility for our shares of common stock.

 The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including:

•	technological innovations or new products and services by us or our competitors;

•	additions or departures of key personnel;

•	sales of our common stock;

•	our ability to integrate operations, technology, products and services;

•	our ability to execute our business plan;

•	operating results below expectations;

•	loss of any strategic relationship;

•	industry developments;

•	economic and other external factors; and

•	period-to-period fluctuations in our financial results.

Because we have a limited operating history with limited revenues to date, you may consider any one of these factors to be material. Our stock price may fluctuate widely as a result of any of the above listed factors.  In recent years, the securities markets in the U.S. have experienced a high level of price and volume volatility, and the market price of securities of many companies have experienced wide fluctuations that have not necessarily been related to the operations, performances, underlying asset values or prospects of such companies. For these reasons, our shares of common stock can also be expected to be subject to volatility resulting from purely market forces over which we will have no control. If our business development plans are successful, we may require additional financing to continue to develop and exploit existing and new technologies and to expand into new markets. The exploitation of our technologies may, therefore, be dependent upon our ability to obtain financing through debt and equity or other means.

RISKS RELATED TO THIS OFFERING

The sale of our common stock to LPC may cause dilution and the sale of the shares of common stock acquired by LPC could cause the price of our common stock to decline.

In connection with entering into the Purchase Agreement, we authorized the sale to LPC of up to 25,000,000 shares of our common stock of which LPC has already purchased 8,123,158 shares as of March 21, 2011, and the issuance of up to 2,500,000 shares of common stock as a commitment fee of which 1,326,386 shares as of March 21, 2011 have been issued to LPC.  The number of shares ultimately offered for sale by LPC under this Prospectus is dependent upon the number of shares purchased by LPC under the agreement. The purchase price for the common stock to be sold to LPC pursuant to the Purchase Agreement will fluctuate based on the price of our common stock. All 27,500,000 shares registered in this offering are expected to be freely tradable.  It is anticipated that shares registered in this offering will be sold over a period of up to 25 months from the initial effective date of the registration statement underlying this Prospectus.  Depending upon market liquidity at the time, a sale of shares under this offering at any given time could cause the trading price of our common stock to decline.  We can elect to direct purchases in our sole discretion but no sales may occur if the price of our common stock is below $0.08 and therefore, LPC may ultimately purchase all, some or none of the remaining Purchase Shares registered in this offering (such Purchase Shares not including the pro rata Commitment Shares that may be issued under the Purchase Agreement, as described in “Selling Stockholder” on page 14.) After it has acquired such shares, it may sell all, some or none of such shares. Therefore, sales to LPC by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. The sale of a substantial number of shares of our common stock under this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.  However, we have the right to control the timing and amount of any sales of our shares to LPC and the agreement may be terminated by us at any time at our discretion without any cost to us.

The price you pay in this offering will fluctuate and may be higher or lower than the prices paid by other people participating in this offering.

The price in this offering will fluctuate based on the prevailing market price of our common stock as quoted on the OTCBB.  Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

The market price of our common stock is highly volatile.

The market price of our common stock has been and is expected to continue to be highly volatile. Factors, including announcements of technological innovations by us or other companies, regulatory matters, new or existing products or procedures, concerns about our financial position, operating results, litigation, government regulation, developments or disputes relating to agreements, patents or proprietary rights, may have a significant impact on the market price of our common stock.  In addition, potential dilutive effects of future sales of shares of common stock by stockholders   and by the Company, including the selling stockholder pursuant to this Prospectus, and subsequent sale of common stock by the holders of warrants and options could have an adverse effect on the market price of our shares.

FORWARD-LOOKING STATEMENTS

Information included or incorporated by reference in this Prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may”, “should”, “expect”, “anticipate”, “estimate”, “believe”, “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

This Prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Business”, as well as in this Prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this Prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Prospectus will in fact occur.

SELLING STOCKHOLDER

The following table presents information regarding our selling stockholder, Lincoln Park Capital, LLC (“LPC”), who intends to sell up to 27,500,000 shares of our common stock.  The following table presents information regarding the selling stockholder.  Neither the selling stockholder nor any of its affiliates has held a position or office, or had any other material relationship, with us at any time.

Selling Stockholder	Shares Beneficially Owned Before Offering		Percentage of Outstanding Shares Beneficially Owned Before Offering		Shares to be Sold in the Offering Assuming The Company Issues The Maximum Number of Shares Under the Purchase Agreement	Percentage of Outstanding Shares Beneficially Owned After Offering
Lincoln Park Capital Fund, LLC (1)	6,250,000	(2)	3.00	%(2)	27,500,000	0.00	%(2)

(1)
Josh Scheinfeld and Jonathan Cope, the principals of LPC, are deemed to be beneficial owners of all of the shares of common stock owned by LPC. Messrs. Scheinfeld and Cope have shared voting and disposition power over the shares being offered under this Prospectus.

(2)
6,250,000 shares of our common stock were previously acquired by LPC under the Purchase Agreement prior to the initial filing of the Registration Statement, consisting of 5,000,000 shares purchased by LPC and 1,250,000 shares we issued to LPC as a commitment fee.  Since the effectiveness of the Registration Statement, we have had the discretion elect to issue to LPC up to an additional 21,250,000 shares of our common stock and such shares are not included in determining the percentage of shares beneficially owned before the offering.

Transaction with LPC

On March 30, 2010 (the “Closing Date”), we entered into the Purchase Agreement with LPC, whereby LPC agreed to purchase up to an aggregate of $5,000,000 of our common stock (the “Purchase Shares”).  Pursuant to the terms of the Purchase Agreement, on the Closing Date, LPC purchased an initial amount of $500,000 of Purchase Shares (5,000,000 Purchase Shares) from the Company. Further, subject to the Company’s satisfaction of certain conditions, such as the effectiveness of a registration statement in connection with this Prospectus (the “Registration Statement”) covering the Purchase Shares and Commitment Shares (as defined below), LPC agreed to buy more of the Purchase Shares at our direction, at any time, in any amount up to $50,000 at the Purchase Price per share on the Purchase Date, as such terms are defined by the Purchase Agreement.  Also, pursuant to the terms of the Purchase Agreement, after the U.S. Securities and Exchange Commission (the “SEC”) declared effective the Registration Statement, we have the right, over a 25-month period, to sell the remaining Purchase Shares to LPC in amounts up to $500,000 per sale, subject to certain conditions as set forth in the Purchase Agreement, up to the aggregate commitment of $5,000,000.  The SEC declared the Registration Statement effective as of June 30, 2010.  Since that date and including the initial purchase, we have sold a total of $775,000 of Purchase Shares (8,123,158 shares) and issued 1,326,386 Commitment Shares for a total of 9,449,544 shares issued to LPC through March 21, 2011.

The Purchase Agreement does not set any upper limits with respect to the price that LPC may pay to purchase the Purchase Shares. The purchase price of the remaining $4,225,000 of Purchase Shares as of March 21, 2011 will be based on the prevailing market prices of our common stock at the time of such purchases without any fixed discount, and we will control the timing and amount of any sales of Purchase Shares to LPC.  Pursuant to the terms of the Purchase Agreement, LPC shall not have the right or the obligation to purchase any Purchase Shares on any business day that the price of common stock is below $0.08. Other than the foregoing scenario, or the occurrence of any of the events of default described in the subsection below, there are no other circumstances allowing LPC to refrain from purchasing the Purchase Shares.

Pursuant to the terms of the Purchase Agreement, we initially issued to LPC 1,250,000 shares of our common stock as a commitment fee in consideration of LPC entering into the Purchase Agreement, and the Company agreed to issue an equivalent amount of shares of common stock pro rata as LPC purchases the remaining $4,500,000 (such shares, collectively, the “Commitment Shares”). Through March 21, 2011 we have issued a total of 1,326,386 Commitment Shares to LPC. The Purchase Agreement may be terminated by us at any time at our discretion without any cost to the Company.  Except for a limitation on variable priced financings, there are no negative covenants, restrictions on future fundings, penalties or liquidated damages in the Purchase Agreement.  The proceeds received by us under the Purchase Agreement are expected to be used in the development of thin film manufacturing equipment and technologies, general and administrative costs, and general working capital.

Also on the Closing Date, we entered into a registration rights agreement with LPC (the “Registration Rights Agreement”) whereby we agreed to file the Registration Statement with the SEC within 25 business days of the Closing Date.

Events of Default

Generally, LPC may terminate the Purchase Agreement without any liability or payment to us upon the occurrence of any of the following events of default:

•           the effectiveness of the Registration Statement of which this Prospectus is a part of lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to LPC for sale of our common stock offered hereby and such lapse or unavailability continues for a period of ten (10) consecutive business days or for more than an aggregate of thirty (30) business days in any 365-day period;

•           suspension by our principal market of our common stock from trading for a period of three (3) consecutive business days;

•           the de-listing of our common stock from our principal market provided our common stock is not immediately thereafter trading on the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the NYSE AMEX;

•           the transfer agent’s failure for five (5) business days to issue to LPC shares of our common stock which LPC is entitled to under the Purchase Agreement;

•           any material breach of the representations or warranties or covenants contained in the Purchase Agreement or any related agreements which has or which could have a material adverse effect on us subject to a cure period of five (5) business days; or

•           any participation or threatened participation in insolvency or bankruptcy proceedings by or against us; or

•           a material adverse change in our business.

Our Termination Rights Under the Purchase Agreement

We have the unconditional right at any time for any reason to give notice to LPC terminating the Purchase Agreement without any cost to us.

No Short-Selling or Hedging by LPC

LPC has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Stockholders

All 27,500,000 shares registered in this offering are expected to be freely tradable.  It is anticipated that shares registered in this offering will be sold over a period of up to 25 months from the initial effective date of registration statement underlying this Prospectus.  The sale by LPC of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile.  LPC may ultimately purchase all, some or none of the remaining 16,876,842 Purchase Shares registered in this offering; such 16,876,842 Purchase Shares exclusive of the remaining 1,173,614 pro rata Commitment Shares that may be issued under the Purchase Agreement.  After it has acquired such shares, it may sell all, some or none of such shares.  Therefore, sales to LPC by us under the agreement may result in substantial dilution to the interests of other holders of our common stock. However, we have the right to control the timing and amount of any sales of our shares to LPC and the agreement may be terminated by us at any time at our discretion without any cost to us.

In connection with entering into the Purchase Agreement, we authorized the sale to LPC of up to 25,000,000 shares of our common stock exclusive of the 1,250,000 Commitment Shares initially issued and the 1,250,000 Commitment Shares that could be issued and are part of this offering.   We will sell no more than 25,000,000 shares to LPC under the Purchase Agreement all of which are included in this offering.  We have the right to terminate the agreement without any payment or liability to LPC at any time, including in the event that all $5,000,000 is sold to LPC under the Purchase Agreement.     The number of shares ultimately offered for sale by LPC under this Prospectus is dependent upon the number of shares purchased by LPC under the Purchase Agreement.  The following table sets forth the amount of proceeds we would receive from LPC from the sale of shares at varying purchase prices:

Assumed Average Purchase Price		Number of Shares to be Issued if Full Purchase	Percentage of Outstanding Shares After Giving Effect to the Issuance to LPC (1)	Proceeds from the Sale of Shares to LPC Under the Purchase Agreement
$0.084	(2)	26,720,179	11.29%	$2,192,655
$0.097	(3)	26,781,123	11.32%	$2,412,053
$0.10		26,795,187	11.32%	$2,462,684
$0.20		27,263,988	11.50%	$4,150,368
$0.30		24,706,491	10.53%	$5,000,000
$0.40		21,185,658	9.17%	$5,000,000
$0.50		19,073,158	8.33%	$5,000,000

(1)        The denominator is based on 219,297,821 shares outstanding as of March 21, 2011, which includes the 9,449,544 total shares previously issued to LPC which have been sold at an average price of $0.08 per share, and the number of shares set forth in the adjacent column which includes the commitment fee issued pro rata as up to the remaining $4,225,000 of our stock is purchased by LPC.  The numerator is based on the number of shares issuable under the Purchase Agreement at the corresponding assumed purchase price set forth in the adjacent column.

(2)        Under the Purchase Agreement the Company may not sell and LPC cannot purchase any shares in the event the price of our stock below $0.08.

(3)        Closing sale price of our shares on March 21, 2011.

USE OF PROCEEDS

This Prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling shareholder.  We will receive no proceeds from the sale of shares of common stock in this offering.  However, we may receive proceeds up to $5,000,000 from LPC in connection with the initial sale of the Purchase Shares under the Purchase Agreement. As of March 21, 2011, we have received $775,000 from LPC under the Purchase Agreement.  Any proceeds from LPC that we receive under the Purchase Agreement will be used for our working capital and general corporate purposes.

PLAN OF DISTRIBUTION

The common stock offered by this Prospectus is being offered by LPC, the selling shareholder.   The common stock may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.  The sale of the common stock offered by this Prospectus may be affected in one or more of the following methods:

•	ordinary brokers’ transactions;
•	transactions involving cross or block trades;
•	through brokers, dealers, or underwriters who may act solely as agents;
•	“at the market” into an existing market for the common stock;
•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
•	in privately negotiated transactions; or
•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers.  In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling shareholder and/or purchasers of the common stock for whom the broker-dealers may act as agent.  The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

LPC is an “underwriter” within the meaning of the Securities Act of 1933, as amended (“Securities Act”).

Neither we nor LPC can presently estimate the amount of compensation that any agent will receive.  We know of no existing arrangements between LPC, any other shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares of common stock offered by this Prospectus.  At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling shareholder, and any other required information.

We will pay all of the expenses incident to the registration, offering, and sale of the shares of common stock to the public other than commissions or discounts of underwriters, broker-dealers, or agents.  We have also agreed to indemnify LPC and related persons against specified liabilities, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

LPC and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our common stock during the term of the Purchase Agreement.

We have advised LPC that while it is engaged in a distribution of the shares included in this Prospectus it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended.  With certain exceptions, Regulation M precludes the selling shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete.  Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.  All of the foregoing may affect the marketability of the shares offered hereby this Prospectus.

This offering will terminate on the date that all shares offered by this Prospectus have been sold by LPC.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 500,000,000 shares of common stock at a no par value and 50,000,000 shares of preferred stock at a par value of $0.01 per share (“Preferred Stock”). There are no provisions in our articles of incorporation or bylaws that would delay, defer or prevent a change in our control.

Common Stock

As of March 21, 2011, 219,297,821 shares of common stock are issued and outstanding and held by approximately 280 stockholders of record, not counting shares held in “street name” in brokerage accounts which is unknown. Holders of our common stock are entitled to one (1) vote for each share on all matters submitted to a stockholder vote.

Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation.

Although there are no provisions in our charter or bylaws that may delay, defer or prevent a change in control, we are authorized, without stockholder approval, to issue shares of preferred stock that may contain rights or restrictions that could have this effect.

Holders of common stock are entitled to share in all dividends that our Board of Directors (the “Board”), in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

We are authorized to issue up to 50,000,000 shares of Preferred Stock.  Dividends on the Preferred Stock may be declared from time to time by our Board.  The preferred shares are entitled to a preference over holders of our common stock equal to the par value of the shares of Preferred Stock held, plus any unpaid dividends declared.  As of March 21, 2011, no shares of Preferred Stock had been issued.

Dividends

We have not declared or paid any cash dividends on our common stock and do not anticipate paying dividends for the foreseeable future.

DESCRIPTION OF BUSINESS

Company history

We are a Colorado corporation formerly known as Sun River Mining Inc.  The Company was originally incorporated in Colorado on February 25, 1997. Effective September 24, 2003, we completed a Plan of Reorganization and Asset Purchase Agreement (the “Plan”).

Pursuant to the Plan, we acquired the following three patents from Xoptix, Inc., a California corporation, for Seventy Million (70,000,000) shares of common stock (post reverse split one for twenty): No. 6,180,871 for Transparent Solar Cell and Method of Fabrication (Device), granted on January 30, 2001; No. 6,320,117 for Transparent Solar Cell and Method of Fabrication (Method of Fabrication), granted on November 20, 2001; and No. 6,509,204 for Transparent Solar Cell and Method of Fabrication (formed with a Schottky barrier diode and method of its manufacture), granted on January 21, 2003.

Business overview

XsunX, Inc. is a Colorado corporation formerly known as Sun River Mining Inc. (referred to herein as the “Company”, “XsunX”, or “we”, “us” or “our”).  The Company was originally incorporated on February 25, 1997.

XsunX is developing and has begun to market a hybrid manufacturing solution to produce high performance Copper Indium Gallium (di) Selenide (CIGS) thin film solar cells.  Our patent pending system and processing technology, which we call CIGSolar™, focuses on the mass production of individual thin-film CIGS solar cells that match silicon solar cell dimensions and can be offered as a non-toxic, high-efficiency and lowest-cost alternative to the use of silicon solar cells. We intend to offer licenses for the use of the CIGSolar™ process technology thereby generating revenue streams through licensing fees and manufacturing royalties for the use of the technology.

Technology Overview

Our efforts have been focused on the development and customization of a series of specialized processing tools that when combined provide a turn-key high-throughput manufacturing system to produce CIGS solar cells.

Core attributes to our process method are the use of small area thermal co-evaporation techniques coupled with state-of-the-art sputter deposition technologies derived from the hard disc drive (HDD) industry to improve manufacturing output, increase cell efficiency, production yields, and lower the costs for the production of high efficiency CIGS cells.

There are five (5) core process tools that when combined will initially produce 125mm format (about 5” square) solar cells, scaling to 156mm formats (about 6” square). We believe that it will be the ability of our system to minimize processing defects while maintaining exceptional per hour production rates that will provide superior commercial opportunities. CIGSolar™ cells will be manufactured on stainless steel squares sized to match silicon solar cells currently used in nearly 75% of all solar modules manufactured today.

This innovative approach bridges the gap between inexpensive thin-film and costly high efficiency silicon wafer technologies to produce a new breed of solar cell combining what we believe are the best attributes of each technology. The mass production of individual, high performance CIGS solar cells – like solar building blocks – we believe will allow solar power to finally compete effectively against other sources of electrical energy.

CIGS Thin Film Solar Devices

Copper Indium Gallium (di) Selenide (CIGS) exceeds all other thin film solar cell performance to date delivering nearly 20% conversions in laboratory environments. It is this high efficiency low cost potential for CIGS, and its wide array of uses and applications, that we believe provides the basis to drive the cost of energy production for alternative sources to unprecedented new lows. For this reason many major research institutes and agencies worldwide view CIGS as a significant solar technology and support continuous development and research efforts related to CIGS thin films.

We believe that through the successful combination of small area co-evaporation processing techniques with the high rate sputter processing techniques developed within the hard disc media industry, overall factory yields (total watts of production per day) can be increased thereby resulting in lower production costs while still delivering the full energy and low cost potential that CIGS based devices can offer.

CIGS Experience

Our staff experience includes nearly 16 years of thin film and CIGS experience in successful technology development, equipment design, and production of several million square feet CIGS products in a commercial production setting.  Our Chief Technology Officer has worked side by side with leading researchers at NREL and in fact shares an R&D 100 award with NREL staff for efforts related to CIGS technology development.

Our resident XsunX thin film CIGS technologists and manufacturing experts are working jointly with a leading producer of manufacturing equipment utilized in the hard disc market to create a unique process of coupling small area deposition (approximately 5X5 inch squares), material control, and material transport technologies from the disk drive industry for use in the production of thin film CIGS solar cells. We are combining the expertise and years of technological improvements derived from the sophisticated hard disc drive manufacturing industry with XsunX staff experience in the CIGS thin film industry.

Plan of Operations

For the fiscal year ending September 30, 2011, the Company has developed a plan of operations focused on the continued development and marketing of the aforementioned thin film solar manufacturing technology that we believe provides an opportunity for XsunX to establish a competitive advantage within the solar industry.

Our Plan of Operations, based upon the aforementioned activities, commits $1.67 million for general, administrative, research and development activities, and $2.62 million working capital under a phase two plan to establish a limited scale  production system for use in marketing and sales efforts through the use of the system to demonstrate technologies, continued process development and improvement under our technology license model, and for support purposes of the systems placed in the field as we work to commercialize our proposed new CIGS manufacturing technology.

Research and Development

Our current research and development plans include the use of third party equipment vendors whose equipment we plan to use as part of our integrated CIGSolar™ manufacturing system. These vendors assist with access to equipment and technologies that we are working to customize for use in our manufacturing processes. During the fiscal year ended September 30, 2010, we spent $292,999 on research and development activities. During the year ended September 30, 2009, the Company spent $358,884 on research and development activities. We anticipate that future R&D expense will increase as we establish each of the various system capabilities within our own facilities for use in continued process improvement, marketing efforts, and systems support.

Sales and Marketing

We have developed and have begun to implement a plan to offer CIGSolar™ technology to existing manufacturers of solar products in the renewable energy industry. Although XsunX focuses on the development of solar technology and products, we are not a systems or a machine manufacturer. We have and intend to continue to develop relationships with equipment manufacturers that can build systems to our specifications thereby allowing us to offer turn-key manufacturing solutions to enable our licensees to manufacturer CIGS cells quickly and inexpensively.

We anticipate that at the conclusion of the initial development of our CIGS technology, that we will generate revenue from an array of services and license fees from manufacturers that utilize our technologies. These revenue fees may include inception license fees and royalty streams based upon the efficiencies our unique CIGS technology, guidance for the conversion of new or existing facilities, production line equipment and systems design and markups, training and implementation, as well as R&D support, and product reliability expertise.

Intellectual Property

We plan to market license opportunities for our technology and not directly manufacture the solar technologies and related products that may employ the use of our thin film technologies. This business model requires that we develop and maintain intellectual property that includes both patented and proprietary technologies. We have licensed certain patented and patent pending technologies, and we are developing with the intent to file for patent protection certain other thin film manufacturing technologies. The following is an outline of certain patents and technologies we are developing, have acquired, or licensed:

The Company is developing a hybrid manufacturing solution to produce high performance Copper Indium Gallium (di) Selenide (CIGS) thin film solar cells.  Our system and processing technology, which we call CIGSolar™, focuses on the mass production of individual thin-film CIGS solar cells that match silicon solar cell dimensions and can be offered as a non-toxic, high-efficiency and lowest-cost alternative to the use of silicon solar cells. We have designed a proprietary system for a process known as co-evaporation used in the manufacture of the solar absorbing material CIGS. Certain key features related to this system we believe may qualify for patent protection. In November 2010 we filed provisional patent application with the United States Patent and Trademark Office identifying five (5) claims. As we continue to refine our designs and process technologies we may elect to file additional applications and we may seek to enforce our claims through filing of utility patents.

In September 2003, the Company was assigned the rights to three patents as part of an Asset Purchase Agreement with Xoptix Inc., a California corporation. The patents acquired were No. 6,180,871 for Transparent Solar Cell and Method of Fabrication (Device), granted on January 30, 2001; No. 6,320,117 for Transparent Solar Cell and Method of Fabrication (Method of Fabrication), granted on November 20, 2001; and No. 6,509,204 for Transparent Solar Cell and Method of Fabrication (formed with a Schottky barrier diode and method of its manufacture), granted on January 21, 2003.

As we continue to develop these new technologies, we may actively seek patent protection for certain aspects related to methods and apparatus we develop. We can give no assurance that any such patent(s) will be granted for any process and manufacturing technology that we may develop individually or in conjunction with third parties.

We rely on trademark and copyright law, trade secret protection and confidentiality or license agreements with our employees, customers, partners and others to protect our proprietary rights. We have not been subject to any intellectual property claims.

Government Contracts

We do not have any government contracts at this time.

Competitive Conditions

A number of thin film solar cell technologies have and are being developed by other companies. Such technologies include amorphous silicon, cadmium telluride, copper-indium-gallium-selenide (CIGS), and copper indium diselenide as well as advanced concepts in thin film crystalline silicon, and the use of organic materials. Given the benefit of time, investment, and advances in manufacturing technologies any of these competing technologies may be offered in formats delivering power similar or greater to technologies developed that may be developed by us, and they may also achieve manufacturing costs per watt lower than cost per watt to manufacture technologies developed by us.

In accessing the principal competitive factors in the market for solar electric power products, we use price per watt, stability and reliability, conversion efficiency, diversity in use applications, and other performance metrics such as scalability of manufacturing processes and the ability to adapt new technologies into cell designs and the manufacturing process without antiquation of existing infrastructure. If we do not compete successfully with respect to these or other factors, it could materially and adversely affect our business, results of operations, and financial condition.

A number of large companies are actively engaged in the development, manufacturing and marketing of solar electric power products. The seven largest TFPV cell suppliers are Q-Cells, Shell Solar, Sharp Corporation, BP Solar, Kyocera Corporation, First Solar, and Energy Conversion Devices, which together supply the significant portion of the current TFPV market. All of these companies have greater resources to devote to research, development, manufacturing and marketing than we do.

Other competitive factors lie in the current use of other clean, renewable energy technologies such as wind, ocean thermal, ocean tidal, and geo-thermal power sources and conventional fossil fuel based technologies for the production of electricity. We expect our primary competition will be within the solar cell marketplace itself. Barriers to entering the solar cell manufacturing industry include the technical know-how required to produce solar cells that maintain acceptable efficiency rates, the design of efficient and scalable manufacturing processes, and access to necessary manufacturing infrastructure.

Compliance with Environmental Laws and Regulations

Our operations are subject to local, state and federal laws and regulations governing environmental quality and pollution control. Compliance with these regulations by us has required that we retain the use of consulting firms to assist in the engineering and design of systems related to equipment operations, management of industrial gas storage and delivery systems, and occupancy fire and safety construction standards to deal with emergency conditions. We do not anticipate that these costs will have a material effect on our operations or competitive position, and the cost of such compliance has not been material.  We are unable to assess or predict at this time what effect additional regulations or legislation could have on its activities.

Employees and Consultants

As of September 30, 2010 we had 6 full-time employees. This represents an increase of 1 employee since September 30, 2009.  As of March 21, 2011 we had 4 full-time employees. This represents a decrease of 2 employees since September 30, 2010. We also engage consultants to perform specific functions that otherwise would require an employee. We have not experienced any work stoppages and we consider relations with our employees to be good.

  Available Information

Our website address is www.xsunx.com . We make available on our website access to our Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to these reports that we have filed with the SEC.

Properties

We own no real property.  However, we lease facility in Aliso Viejo, California as described below.

California Corporate Office Lease

The Company leases facilities in Aliso Viejo, CA.  At the lease rate of approximately $1,000 per month.  The Company extended its lease for 12 months in May 2010 and plans to continue to lease these facilities for the foreseeable future.

Colorado Facilities Lease

Our lease for facilities in Golden, at the lease rate of $1,790 per month plus $945 in triple net for a total of $2,735 per month expired May 30, 2010.  A security deposit in the amount of $2,615 was returned to the Company.  The Company consolidated operations in its Aliso Viejo facilities.  We vacated the Golden premises on May 25, 2010.

Legal Proceedings

In the ordinary conduct of our business, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse effect on our business, financial condition or operating results except as set forth below.

On September 21, 2010 we received notice of a claim filed by Billco Manufacturing Inc. in the State of California, Orange County Superior Court, requesting that the court award $340,567.50 for an open book account balance purportedly owed to the manufacturer by XsunX. The vendor allegations stem from a demand for payment made in the amount of $340,567.50 for the order of certain equipment by XsunX in 2008. XsunX refused to pay this amount as we had cancelled the order placed with the vendor, the vendor was in possession of its own un-used standard systems that it could market to other buyers in the course of its normal business, and that XsunX’s prior payment in the amount of $130,987.50 to the vendor represented, in the judgment of management, a fair and final re-stocking fee. We dispute any additional amounts claimed by the vendor and have retained counsel to defend this matter.

In February 2010, we elected to negotiate a settlement related to a dispute over certain equipment with Airgas Corp. agreeing to pay $114,641 in 12 equal monthly payments of $9,553 commencing March 1, 2010. As of September 30, 2010 the Company has made payments totaling $66,874 leaving a principal balance in the amount of $47,767 as of the fiscal year ended September 30, 2010.  As of March 21, 2011 the Company has made all required payments leaving a principal balance in the amount of zero.

MANAGEMENT

Officers and Directors

The following table lists the executive offices and directors of the Company as of March 21, 2011.

Name	Age	Position Held	Tenure
Tom Djokovich	54	CEO, Director, Secretary, and acting Principal Accounting Officer	CEO and Director since October 2003, Secretary and PAO since September 2009
Joseph Grimes	53	President, COO, Director	President since March 2009, COO since April 2006, and as a director Since August 2008
Robert Wendt	48	CTO	Since March 2009
Thomas Anderson	45	Director	Since August 2001
Oz Fundingsland	67	Director	Since November 2007
Michael Russak	63	Director	Since November 2007

The above listed directors will serve until the next annual meeting of the stockholders or until their death, resignation, retirement, removal, or disqualification, and until their successors have been duly elected and qualified. Vacancies in the existing Board of Directors are filled by majority vote of the remaining Directors. There are no agreements or understandings for any officer or director to resign at the request of another person and no officer or director is acting on behalf of or will act at the direction of any other person. There is no family relationship between any of our directors or executive officers.

The directors of the Company will devote such time to the Company’s affairs on an “as needed” basis, but typically less than 20 hours per month. As a result, the actual amount of time which they will devote to the Company’s affairs is unknown and is likely to vary substantially from month to month.

Biographical Information

Mr. Tom Djokovich, age 54, Chief Executive Officer and a Director as of October 2003, acting Principal Accounting Officer as of September 2009;

Mr. Djokovich was the founder and served from 1995 to 2002 as the Chief Executive Officer of Accesspoint Corporation, a vertically integrated provider of electronic transaction processing and e-business solutions for merchants. Under Mr. Djokovich’s guidance, Accesspoint became a member of the Visa/MasterCard association, the national check processing association NACHA, and developed one of the payment industry’s most diverse set of network based transaction processing, business management and CRM systems for both Internet and conventional points of sale. Prior to Accesspoint, Mr. Djokovich founded TMD Construction and Development in 1979. TMD provided management for multimillion-dollar projects incorporating at times hundreds of employees, subcontractors and international material acquisitions for commercial, industrial and custom residential construction services as a licensed building firm in California. In 1995 Mr. Djokovich developed an early Internet based business-to-business ordering system for the construction industry.

Mr. Joseph Grimes, age 53, Chief Operating Officer as of April 2006, a Director as of August 2008, and President as of March 2009;

Mr. Grimes brings to XsunX more than eight years direct experience in thin-film technology and manufacturing. He was most recently Vice President, Defense Solutions, for Envisage Technology Company, where he directed and managed the defense group business development process, acquisition strategies and vision for next generation applications from October 2005 to March 2006. Previously he was Co-Founder, President and CEO of ISERA Group, where he established the company infrastructure and guided five development teams, finally selling the company to Envisage from 1993 to 2005. His direct experience in thin-film technology came with Applied Magnetics Corporation from 1985 to 1993 as manager for thin-film prototype assembly. Mr. Grimes holds a Bachelor’s degree in business economics and environmental studies, and a Master’s in computer modeling and operation research applications, both from the University of California at Santa Barbara.

Mr. Robert Wendt, age 48, Chief Technology Officer as of March 2009;

Mr. Wendt holds a B.S. and M.S. in Metallurgical Engineering and Material Science from the Colorado School of Mines. His responsibility encompasses technical specification of the facilities, equipment, and manufacturing processes for XsunX. Prior to joining XsunX in 2007, Mr. Wendt served at various times as Vice President of Sales, Product Development, and Engineering at Global Solar Energy from May 1996 to 2005. At Global Solar, Mr. Wendt led and directed several areas including copper indium gallium di-selenide (CIGS) technology development, equipment design and integration, facilities design and construction, engineering, production, and operations.

Prior to Global Solar, Mr. Wendt was at ITN with responsibility for the development of thin-film deposition technologies, thin-film PV, and development of charge controller/battery systems for portable solar cell powered systems. Prior to joining ITN, Mr. Wendt spent eight years with Lockheed Marietta Astronautics, Denver Division. While in this position, Mr. Wendt was program manager/principal investigator on over 20 material-based programs. During 1994 and 1995, Mr. Wendt was the technical lead for thin-film PV research at the Denver Division.

Independent Directors

Mr. Thomas Anderson, age 45, became a director of the Company in August 2001;

Mr. Anderson presently works as the Director of Southwest Business Operations for American Capital Energy, a commercial and utility scale solar integrator. He has been with American Capital Energy since October, 2008.  He recently served as Managing Director of the Environmental Science and Engineering Directorate of Qinetiq North America in Los Alamos, New Mexico. He was with Qinetiq North America, formerly Apogen Technologies, from January, 2005, through September, 2008. Mr. Anderson worked for 19 years in the environmental consulting field, providing consulting services in the areas of environmental compliance, characterization and remediation services to Department of Energy, Department of Defense, and industrial clients. He formerly worked as a Senior Environmental Scientist at Concurrent Technologies Corp. from November 2000 to December 2004. He earned his B.S. in Geology from Denison University and his M.S. in Environmental Science and Engineering from Colorado School of Mines.

Mr. Oz Fundingsland as Director, age 67, became a director of the Company in November 2007;

On November 12, 2007, the Company announced the appointment of Mr. Oz Fundingsland as Director, effective November 12, 2007. Mr. Fundingsland brings over forty years of sales, marketing, executive business management, finance, and corporate governance experience to XsunX. His professional and business experience principally originated with his tenure, commencing in 1964, at Applied Magnetics Corp., a disk drive and data storage company. Prior to his retirement from Applied Magnetics in 1994, Mr. Fundingsland served as an Executive Officer and Vice President of Sales and Marketing for 11 years directing sales growth from $50 million to over $550 million. Commencing in 1993 through 2003 Mr. Fundingsland served as a member of the board of directors for the International Disk Drive Equipment Manufacturers Association “IDEMA” where he retired emeritus, and continues to serve as an advisor to the board. For the last 13 years, Mr. Fundingsland has provided consulting services assisting with sales, marketing, and management to a host of companies within the disk drive, optical, software, and LED industries.

Dr. Michael A. Russak as Director, age 63, became a director of the Company in November 2007;

On November 28, 2007, the Company announced the appointment of Dr. Michael A. Russak as a Director, effective November 26, 2007. Dr. Russak is also a member of the Company’s Scientific Advisory Board. Dr. Michael A. Russak currently holds the position of Executive Vice President of Business Development with Intevac, Inc. in Santa Clara, CA.  He has been working as a consultant in the hard disk drive and photovoltaic industries since Jan 2007. He is also currently the Executive Director of IDEMA-U.S. (the hard disk drive industry trade association) and a member of the Board of Directors and Scientific Advisory Board of XsunX, Inc. From 2001 to 2006 he was President and Chief Technical Officer of Komag, Inc., a manufacturer of hard magnetic recording disks for hard disk drive applications. From 1993 to 2001 he was Chief Technical Officer of HMT Technology, Inc. also a manufacturer of magnetic recording disks. From 1985 to 1993 he was a research staff member and program manager in the Research Division of the IBM Corporation. Dr. Russak has over thirty five years of industrial experience progressing from a research scientist to senior executive officer of two public companies. He has expertise in thin film materials and devices for magnetic recording, photovoltaic, solar thermal applications, semiconductor devices as well as glass, glass-ceramic and ceramic materials. He also has over twelve years experience at the executive management level of public companies with significant off shore development and manufacturing functions. He received his B.S. in Ceramic Engineering in 1968 and Ph.D. in Materials Science in 1971, both from Rutgers University in New Brunswick, NJ. During his career, he has been a contributing scientist and program manager at the Grumman Aerospace Corporation, a Research Staff Member and technical manager in the areas of thin film materials and processes at the Research Division of the IBM Corporation at the T.J. Watson Research Laboratories. In 1993, he joined HMT Technology, a manufacturer of thin film disks for magnetic storage, as Vice President of Research and Development. His responsibilities included new product design and introduction. Dr. Russak became Chief Technical Officer of HMT and held that position until 2000 when HMT merged with Komag Inc. Dr. Russak was appointed President and Chief Technical Officer of the combined company. He continued to set technical, operational and business direction for Komag until his retirement at the end of 2006. He has published over 90 technical papers, and holds 23 U.S. patents.

Involvement in Certain Legal Proceedings

None of the members of the Board of Directors or other executive officers has been involved in any bankruptcy or insolvency proceedings, criminal proceedings, any proceeding involving any possibility of enjoining, barring or suspending members of our Board of Directors or other executive officers from engaging in any business, securities or banking activities, and have not been found to have violated, nor been accused of having violated, any federal or state securities or commodities laws or regulations, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity.  Further, none of our directors or executive officers have been the subject of, or a party to, any sanction or order of any self-regulatory organization, any registered entity, or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Board Committees; Audit Committee

As of March 21, 2011, the Board was comprised of five directors, three of which are considered independent directors and the Company did not have an audit committee. Further, none of the members of the Board of directors is qualified as a financial expert. We are a development stage company with limited resources and we are actively seeking a qualified financial expert for addition to the Board. The Board will appoint committees as necessary, including an audit committee as resources permit.  In the meantime, the Board serves as the Company’s audit committee utilizing business judgment rules and good faith efforts.

Director Qualifications and Experience.

The following table identifies some of the experience, qualifications, attributes and skills that the Board considered in making its decision to appoint and nominate directors to the Board. This information supplements the biographical information provided above. The vertical axis displays the primary factors reviewed by the Board in evaluating a board candidate.

Experience, Qualification, Skill or Attribute	Djokovich	Grimes	Anderson	Fundingsland	Russak
Professional standing in chosen field	x	x	x	x	x
Expertise in solar or related industry		x	x		x
Expertise in technology or related industry	x		x	x	x
Potential Audit Committee Financial Expert
Civic and community involvement
Other public company experience	x				x
Diversity by race, gender or culture
Specific skills/knowledge:
-solar industry			x		x
-technology	x	x		x	x
-governance	x	x			x

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and certain persons who own more than 10% of a registered class of the Company’s equity securities (collectively, “Reporting Persons”), to file reports of ownership and changes in ownership (“Section 16 Reports”) with the SEC. Reporting Persons are required by the SEC to furnish the Company with copies of all Section 16 Reports they file.  Based on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, during the fiscal year ended September 30, 2010, all filing requirements applicable to its officers, directors, and greater than ten-percent beneficial owners were complied with the exception that one report, covering an aggregate of one transaction, was not timely filed by the chief executive officer with the SEC via Form 4 or via year-end report on Form 5.

Code of Ethics

The Board adopted a Code of Ethics policy on January 7, 2008.

Executive Compensation Overview

We are a development stage company and we rely on our Board to evaluate compensation and incentive offerings made by the Company as it applies to our executive officers, and efforts to attract and maintain qualified staff. To date, our compensation policy has been conducted on a case by case basis with input from our chief executive officer, and focused on the following three primary areas; (a) salary compensatory with peer group companies and peer position, (b) cash bonuses tied to sales and revenue attainment, and (c) long term equity compensation tied to strategic objectives of establishing solar module manufacturing infrastructure.

In this compensation discussion and analysis, the individuals in the Summary Compensation Table set forth below are referred to as the “named executive officers”. Generally, the types of compensation and benefits provided to the named executive officers may be similar to what we intend to provided to future executive officers. The named executive officers for fiscal 2010 are Tom M. Djokovich, our chief executive officer, Joseph Grimes, our chief operating officer, Jeff Huitt our chief financial officer for portions of the 2009 fiscal year, and Robert Wendt, our chief technical officer.

Executive Compensation

The following table sets forth information with respect to compensation earned by our chief executive officer, our former chief financial officer, our chief operating officer, and our chief technical officer (collectively, our “named executive officers”) for the fiscal years ended September 30, 2010, and 2009 respectively.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)

Tom Djokovich, CEO(1)	2010	165,000	0	0	0	4,800	169,800
	2009	189,327	0	0	0	4,800	194,127

Joe Grimes, COO(2)	2010	157,500	0	0	0	4,800	162,300
	2009	181,730	0	0	107,750	4,800	294,280

Jeff Huitt, CFO(3)	2010	0	0	0	0	0	0
	2009	155,000	0	0	39,000	4,800	198,800

Robert Wendt, CTO(4)	2010	160,384	0	0	0	4,800	165,184
	2009	173,146	0	0	107,750	3,600	284,496

(1)
In March 2009 Mr. Djokovich and the Company agreed to the reduction of annual salary from $220,000to $165,000 as part of cost cutting measures approved by the Board of Directors in association with the Company’s efforts to modify its plan of operations. In addition to Mr. Djokovich’s base compensation the Company also provides Mr. Djokovich with a $400 monthly health insurance allowance.

(2)
In March 2009 Mr. Grimes and the Company agreed to the reduction of annual salary from $210,000 to $157,500 as part of cost cutting measures approved by the Board of Directors in association with the Company’s efforts to modify its plan of operations. In addition to Mr. Grimes base compensation the Company also provides Mr. Grimes with a $400 monthly health insurance allowance.

(3)	Effective September 9, 2009 Jeff Huitt and the Company agreed to the termination of his services.

(4)
In March 2009 Mr. Wendt and the Company agreed to the reduction of annual salary from $200,000 to $150,000 as part of cost cutting measures approved by the Board of Directors in association with the Company’s efforts to modify its plan of operations. In January 2010 Mr. Wendt and the Company agreed to increase the annual salary to $165,000. In addition to Mr. Wendt’s base compensation the Company also agreed to provide Mr. Wendt with a $400 monthly health insurance allowance.

No other compensation other than as described above was paid or distributed during the listed fiscal years to the executive officers of the Company.

Grants of Plan-Based Awards Table

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers during the two years ended September 30, 2010, and 2009 respectively.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)

Tom Djokovich, CEO	2010	0	0	0
	2009	0	0	0

Jeff Huitt, CFO(1)	2010	0	0	0
	2009	0	0	0

Joe Grimes, COO	2010	0	0	0
	2009	2,500,000	0.16	68,750

Robert Wendt, CTO	2010	0	0	0
	2009	2,500,000	0.16	68,750

(1)	Effective September 9, 2009 Mr. Jeff Huitt and the Company agreed to the termination of his services.

Outstanding Equity Awards at Fiscal Year End Table

 The following table sets forth the outstanding equity awards with respect our named executive officers for the fiscal year ended September 30, 2010:

OPTION AWARDS						STOCK AWARDS
								Equity	Equity
			Equity					Incentive Plan	Incentive Plan
			Incentive Plan					Awards:	Awards:
		Number of	Awards:				Market	Number of	Market or
	Number of	Securities	Number of			Number of	Value of	Unearned	Payout Value of
	Securities	Underlying	Securities			Shares or	Shares or	Shares, Units	Unearned
	Underlying	Unexercised	Underlying			Units of	Units of	or Other	Shares, Units or
	Unexercised	Unearned	Unexercisable	Option	Option	Stock That	Stock that	Rights That	Other Rights
	Options (#)	Options (#)	Unearned	Exercise	Expiration	Have Not	Have Not	Have Not	That Have
Name	Exercisable	Unexercisable	Options (#)	Price ($)	Date	Vested (#)	Vested ($)	Vested (#)	Not Vested (#)
Tom Djokovich, CEO	—	—	—	—	—	—	—	—	—
Jeff Huitt, CFO(1)	—	—	—	—	—	—	—	—	—
Joe Grimes, COO	1,249,998	1,250,002	—	$0.16	4/1/2014	—	—	—	—
	—	500,000	—	$0.36	10/23/2012	—	—	—	—
	400,000	100,000	—	$0.46	1/26/2012	—	—	—	—
	500,000	—	—	$0.51	7/20/2011	—	—	—	—
	112,000	—	—	$1.69	4/5/2011	—	—	—	—
Robert Wendt	1,249,998	1,250,002	—	$0.11	4/1/2014	—	—	—	—
	—	500,000	—	$0.36	10/23/2012	—	—	—	—
	400,000	100,000	—	$0.46	1/26/2012	—	—	—	—

(1)	Effective September 9, 2009 Mr. Jeff Huitt and the Company agreed to the termination of his services.

Option Exercises

None

Pension Benefits

None

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

None

Employment Agreements and Arrangements

Tom M. Djokovich

Mr. Djokovich serves as our chief executive officer, acting principal accounting officer, and a director. We do not have an employment agreement with Mr. Djokovich. He currently works at the discretion of the board of directors as he has since October 2003. His annual base salary compensation for the 2010 period was $165,000, and he was provided a $400 per month allowance for use in the payment of medical benefits. His total compensation is based solely on the annual base cash salary and we do not have any equity based, cash bonus, or special compensation agreements or understanding in place with Mr. Djokovich.

Joseph Grimes

On November 6, 2007, we entered into an amended and restated employment agreement with Mr. Joseph Grimes, our chief operating officer. Under the terms of his employment agreement, Mr. Grimes was initially entitled to a minimum annual base salary of $200,000 which was adjusted downward to $157,500 in March 2009 as part of cost cutting measures approved by Mr. Grimes and the Board of Directors in association with the Company’s efforts to modify its plan of operations. In conjunction with agreeing to the reduction in base salary the Company provided Mr. Grimes with a stock option grant to purchase 2,500,000 shares of our common stock, exercisable at $0.16 cents per share. Mr. Grimes is eligible to receive additional compensation in the form of a cash payment bonus upon certain remaining business development attainment goals as follows; a $5,000 cash payment bonus upon the successful implementation of a pilot production line. Mr. Grimes is also eligible for cash payment bonus subject to attainment by the Company of certain minimum revenues in the course of a calendar year as follows; a $5,000 cash payment bonus upon the attainment by the Company of $5,000,000 in revenue, a $10,000 cash payment bonus upon the attainment by the Company of $10,000,000 in revenue, a $15,000 cash payment bonus upon the attainment by the Company of $15,000,000 in revenue. We also provide Mr. Grimes a $400 monthly allowance for use in payment for health benefits with the balance of such benefits paid by Mr. Grimes. Under the employment agreement Mr. Grimes is also subject to confidentiality and non-solicitation provisions which provide that Mr. Grimes will not divulge information or solicit employees for 24 months after termination of his employment.

Robert Wendt

On January 1, 2009, we entered into an employment agreement with Mr. Robert Wendt, our chief technical officer. Under the terms of his employment agreement, Mr. Wendt was initially entitled to a minimum annual base salary of $200,000 which was adjusted which was adjusted downward to $157,500 in March 2009 as part of cost cutting measures approved by Mr. Wendt and the Board of Directors in association with the Company’s efforts to modify its plan of operations. In conjunction with agreeing to the reduction in base salary the Company provided Mr. Wendt with a stock option grant to purchase 2,500,000 shares of our common stock, exercisable at $0.16 cents per share. In January 2010 Mr. Wendt and the Company agreed to increase the annual salary to $165,000. We also provide Mr. Wendt a $400 monthly allowance for use in payment for health benefits with the balance of such benefits paid by Mr. Wendt. Under the employment agreement Mr. Wendt is also subject to confidentiality and non-solicitation provisions which provide that Mr. Wendt will not divulge information or solicit employees for 24 months after termination of his employment.

Potential Payments Upon Termination or Change-In-Control

Terms of an amended and restated employment agreement dated November 6, 2007, with Mr. Grimes, our chief operating officer, provide that in the event that Mr. Grimes employment is terminated by us without good cause, Mr. Grimes may receive a severance payment in the amount equal to 6 months of his annual base salary then paid to Mr. Grimes, all payable within 30 days of such termination. Potential cost to the Company could total at minimum $100,000 for the termination of Mr. Grimes subject to the termination without good cause by the Company.

Terms of a two year Key Employee Retention Agreement dated September 1, 2009, with Mr. Robert Wendt, our chief technical officer, provide that in the event that Mr. Wendt’s employment is terminated by the Company without good cause, Mr. Wendt may receive twelve months salary at the then salary rate at time of termination, twelve months Company paid costs for actual costs incurred by Mr. Wendt for medical benefits related to COBRA coverage, and a relocation payment up to $2,500. Potential cost to the Company could total at minimum $167,500 for the termination of Mr. Wendt subject to the termination without good cause by the Company.

Long Term Incentive Plans — Awards in Last Fiscal Year

There were no incentive awards provided to named officers of the Company in 2010 fiscal year.

Director Compensation

In the fiscal year ended September 30, 2010, Directors received no additional cash or non-cash compensation for their service to the Company as directors.  All Directors were reimbursed for any expenses actually incurred in connection with attending meetings of the Board of Directors.

SUMMARY COMPENSATION TABLE OF DIRECTORS
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Tom Djokovich	$0	$0	$0	$0	$0
Joseph Grimes	$0	$0	$0	$0	$0
Thomas Anderson	$0	$0	$0	$0	$0
Oz Fundingsland	$0	$0	$0	$0	$0
Dr. Michael Russak	$0	$0	$0	$0	$0

Compensation Committee Interlocks and Insider Participation

For the fiscal year ended September 30, 2010 adjustments or additions to new or existing employment agreements were reviewed and deliberated by the five members of the Board of Directors.

  PRINCIPAL STOCKHOLDERS

The following table sets forth information as of March 21, 2011, with respect to each person known by the Company to own beneficially more than 5% of the Company’s outstanding common stock, each director and officer of the Company and all directors and executive officers of the Company as a group.  The Company has no other class of equity securities outstanding other than common stock.

Shareholders/Beneficial Owners	Number of Shares	Ownership Percentage(1)
Tom Djokovich*(2) President & Director	15,793,000	7.2%
Thomas Anderson* Director	1,500,000	< 1%
Oz Fundingsland* Director	500,000	< 1%
Mike Russak* Director	600,000	< 1%
Joseph Grimes*(3) Chief Operating Officer	2,673,664	<1%
Robert Wendt*(4) Chief Technical Officer	2,041,664	< 1%
* Individual receives mail at 65 Enterprise, Aliso Viejo, California 92656.

All directors and executive officers as a group of (6 persons) account for ownership of 23,108,328 shares representing 10.54% of the issued and outstanding common stock. Each principal shareholder has sole investment power and sole voting power over the shares.

(1)
Applicable percentage ownership is based on 219,297,821 shares of common stock issued and outstanding as of March 21, 2011. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of March 21, 2011 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Includes 14,868,000 shares owned by the Djokovich Limited Partnership. Mr. Djokovich shares voting and dispositive power with respect to these shares with Mrs. Djokovich.

(3)	Includes 208,333 warrants/options that may vest and be exercised within 60 days of the date of March 21, 2011.

(4)	Includes 208,333 warrants/options that may vest and be exercised within 60 days of the date of March 21, 2011.

Certain Relationships and Related Transactions, and Director Independence

As of the fiscal year ended September 30, 2010, no officer, director, or related person of the Company has or proposes to have any direct or indirect material interest in any asset proposed to be acquired by the Company through securities holdings, contracts, options or otherwise or any transaction in which the amount involved exceeds the lesser of $120,000 or one percent of the Company's total assets at year end.

The Company has adopted a policy under which any consulting or finder’s fee that may be paid to a third party for consulting services to assist management in evaluating a prospective business opportunity can be paid in stock, stock purchase options or in cash. Any such issuance of stock or stock purchase options would be made on an ad hoc basis. Accordingly, the Company is unable to predict whether or in what amount such a stock issuance might be made.

The following directors are independent:  Thomas Anderson, Oz Fundingsland and. Dr. Michael Russak.

The following directors are not independent:  Tom Djokovich and Joseph Grimes.

Promoters

We have not had a promoter at any time during the past five (5) fiscal years.

MARKET PRICE OF AND DIVIDENDS
ON THE REGISTRANT’S COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

Our common stock is currently listed on the Over-The-Counter Bulletin Board (“OTCBB”) under the symbol “XSNX.OB”. Set forth below is a table summarizing the high, low, and close quotations for our common stock during the last two fiscal years and the most recent interim period as reported by OTC Markets Group Inc.

Year Ended September 30, 2011	High	Low	Close
First Quarter ended December 31, 2010	0.12	0.07	0.07

Year Ended September 30, 2010
First Quarter ended December 31, 2009	0.26	0.13	0.16
Second Quarter ended March 31, 2010	0.21	0.11	0.13
Third Quarter ended June 30, 2010	0.15	0.10	0.11
Fourth Quarter ended September 30, 2010	0.12	0.07	0.10

Year Ended September 30, 2009
First Quarter ended December 31, 2008	0.30	0.18	0.19
Second Quarter ended March 31, 2009	0.20	0.09	0.16
Third Quarter ended June 30, 2009	0.17	0.11	0.13
Fourth Quarter ended September 30, 2009	0.22	0.10	0.15

The market price for our common stock, like that of other technology companies, is highly volatile and is subject to fluctuations in response to variations in our operating results, announcements related to technological innovation or business development, or other events and factors. Our stock price may also be affected by broader market trends unrelated to our performance.

The above quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions.

On March 21, 2011, the last reported sales price of our common stock on the OTCBB was $0.097 per share.

Number of Holders

As of March 21, 2011, there were approximately 280 record holders of the Company’s common stock, not counting shares held in “street name” in brokerage accounts which is unknown. As of March 21, 2011, there were approximately 219,297,821 shares of common stock outstanding.

Dividends

We have not declared or paid any cash dividends on our common stock and do not anticipate paying dividends for the foreseeable future.

Stock Option Plan

On January 5, 2007, the Board resolved to establish the Company’s 2007 Stock Option Plan to enable the Company to obtain and retain the services of the types of employees, consultants and directors who could contribute to our long range success and to provide incentives which are linked directly to increases in share value which will inure to the benefit of all stockholders of the Company. Options granted under the Plan may be either Incentive Options or Nonqualified Options and shall be administered by the Board.  Each option shall be exercisable to the nearest whole share, in installments or otherwise, as the respective option agreements may provide. Notwithstanding any other provision of the plan or of any option agreement, each option shall expire on the date specified in the option agreement. A total of 20,000,000 shares of common stock are authorized under the plan.

Stock Compensation, Issuance of Stock Purchase Options

During the fiscal year ended September 30, 2010, no options or warrants were granted.

On October 18, 2010, the Board of Directors authorized the issuance of stock option agreements to the named employees listed below as follows:

Name	Date of Grant	Amount	Exercise Price	Term	Consideration
Joseph Grimes	October 18, 2010	1,000,000	$0.10	5 yr.	Future key deliverables within the scope of the employees influence
Robert G. Wendt	October 18, 2010	10,000,000	$0.10	5 yr.	Future key deliverables within the scope of the employees influence

The vesting schedule for Mr. Grimes is as follows:

The option shall become exercisable in the following amounts upon the delivery and/or achievement by the optionee(s) of the following performance milestones:

(a)
The Option shall become exercisable in the amount of 1,000,000 shares upon Optionee’s management of the assembly and operation of initial baseline CIGSolar process equipment contemplated under the Company’s CIGS solar cell equipment and technology plan, and the subsequent production of 1,000 full size solar cells (dimension of 125 or 156 mm square) that achieve a minimum of >10% conversion efficiency over a five (5) day operating period in which the system operates at the designed through-put speed range delivering a cell yield of >80%. Cells measured at AM1.5 using a light source and tester calibrated to NIST standards.

(b)
In the event of a sale or merger of all or substantially all of the Company’s assets to an acquiring party following which the Company would not be a surviving operating entity, the Company will provide Optionee a fifteen (15) day prior notice of such proposed event providing for immediate vesting of all remaining unvested Options under this Agreement.

The vesting schedule for Mr. Wendt is as follows:

The option shall become exercisable in the following amounts upon the delivery and/or achievement by the optionee(s) of the following performance milestones:

(a)
The Option shall become exercisable in the amount of 1,000,000 shares upon the award to the Company of a least one patent issued by the United States Patent and Trademark Office protecting a key element to the Company’s CIGSolar manufacturing approach in which Optionee had an instrumental involvement in either the design, development, prosecution, or inception of the intellectual property.

(b)
The Option shall become exercisable in the amount of 4,000,000 shares upon Optionee’s assembly and/or management of the assembly and operation of initial baseline CIGSolar process equipment contemplated under the Company’s CIGS solar cell equipment and technology plan, and the subsequent production of 1,000 full size solar cells (dimension of 125 or 156 mm square) that achieve a minimum of >10% conversion efficiency over a five (5) day operating period in which the system operates at the designed through-put speed range delivering a cell yield of >80%. Cells measured at AM1.5 using a light source and tester calibrated to NIST standards.

(c)
The Option shall become exercisable in the amount of 5,000,000 shares upon Optionee’s assembly and/or management of the assembly and operation of commercial CIGSolar production equipment prepared for use by the Company, or for delivery to a third party by the Company for use in a commercial setting, and the subsequent production of 2,000 full size solar cells (dimension of 125 or 156 mm square) that achieve a minimum of > 12% conversion efficiency while operating over a five (5) day operating period in which the system operates at the designed through-put speed range delivering a cell yield of >85%. Cells measured at AM1.5 using a light source and tester calibrated to NIST standards.

(d)
Achievement of each milestone to be reviewed and determined by the Company’s Board of Directors prior to the Company acknowledgment of any vesting rights by Optionee. Determination by the Board of Directors will be provided within ten (10) business days from notice to the Company by Optionee of milestone achievement. Notice by Optionee shall contain all relevant information necessary for the Board of Directors to review and make a determination.

Additionally, on October 18, 2010, the Board of Directors authorized amendments to prior option grants issued to the named employee listed below as follows:

Grant Number	Optionee Name	Amended Terms
07-016	Robert Wendt
Section 3(i) (b) Exercise of Option was amended as follows; This Option shall become exercisable in the amount of 100,000 shares upon production by Optionee of a >10% NREL CIGS device produced on glass substrate.  Device measured at AM1.5 using a light source and tester calibrated to NIST standards

07-023	Robert Wendt	Section 3(i) (a,b,c) Vesting Schedule was amended as follows;

(a)        This Option shall become exercisable in the amount of 250,000 shares upon production by Optionee of a >10% NREL CIGS device produced on stainless steel substrate.  Device measured at AM1.5 using a light source and tester calibrated to NIST standards.”

“(b)      This Option shall become exercisable in the amount of 250,000 shares upon production by Optionee of one >10% full size 125 mm pseudo square cell on stainless steel (SS).  Device measured at AM1.5 using a light source and tester calibrated to NIST standards.”

“(c) Intentionally Omitted”

34-2009	Robert Wendt
Section 3(i) (a) Exercise of Option was amended as follows; All remaining unvested Options under this Agreement shall vest and become exercisable upon production by Optionee, and third party validation, of functioning>10% full size 125 mm pseudo square cells on stainless steel (SS) – minimum 20 cells.  Cells measured at AM1.5 using a light source and tester calibrated to NIST standards.”

Table of Equity Compensation

The following table sets forth summary information, as of September 30, 2010, concerning securities authorized for issuance under all equity compensation plans and agreements for the fiscal years ended September 30, 2010, and 2009 is as follows:

During the period ended September 30, 2010 and 2009, the Company granted 0 and 5,350,000 stock options, respectively. The stock options are exercisable for a period of five years from the date of grant at an exercise price between $0.16 and $0.36 per share and expire at various times through April 2014.

	9/30/2010	9/30/2009
Risk free interest rate	1.67% to 2.77%	1.67% to 2.77%
Stock volatility factor	90.56% to 104.73%	90.56% to 104.73%
Weighted average expected option life	5 years	5 years
Expected dividend yield	None	None

A summary of the Company’s stock option activity and related information follows:

	9/30/2010		9/30/2009
		Weighted		Weighted
	Number	average	Number	average
	of	exercise	of	exercise
	Options	price	Options	price
Outstanding, beginning of year	10,180,000	$0.27	5,750,000	$0.39
Granted	-	$-	5,350,000	$0.17
Exercised	-	$-	-	$-
Expired	-	$-	(920,000)	$0.41
Outstanding, end of year	10,180,000	$0.27	10,180,000	$0.27
Exercisable at the end of year	6,858,328	$0.29	4,927,500	$0.33
Weighted average fair value of options granted during the year		$-		$0.11

The weighted average remaining contractual life of options outstanding issued under the plan as of September 30, 2010 was as follows:

			Weighted
			Average
	Stock	Stock	Remaining
Exercisable	Options	Options	Contractual
Prices	Outstanding	Exercisable	Life (years)
$0.46	1,150,000	950,000	1.32 years
$0.53	100,000	100,000	1.40 years
$0.45	100,000	100,000	1.56 years
$0.41	100,000	100,000	1.91 years
$0.36	2,500,000	1,500,000	2.07 years
$0.36	500,000	500,000	2.12 years
$0.36	500,000	500,000	2.16 years
$0.36	115,000	95,833	3.03 years
$0.16	5,115,000	3,012,495	3.50 years
	10,180,000	6,858,328

Stock-based compensation expense recognized during the period is based on the value of the portion of stock-based payment awards that is ultimately expected to vest. Stock-based compensation expense recognized in the financial statements of operations during the year ended September 30, 2010, included compensation expense for the stock-based payment awards granted prior to, but not yet vested, as of September 30, 2010 based on the grant date fair value estimated, and compensation expense for the stock-based payment awards granted subsequent to September 30, 2010, based on the grant date fair value estimated. We account for forfeitures as they occur. The stock-based compensation expense recognized in the statement of operations during the years ended September 30, 2010 and 2009 was $273,133 and $534,518, respectively.

Warrants

During the fiscal year ended September 30, 2010, the Company issued no warrants. At September 30, 2010, the Company had a total of 4,195,332 warrants to purchase shares of common stock, 4,047,332 of which were exercisable at September 30, 2010.

A summary of the Company’s warrants activity and related information follows:

	9/30/2010		9/30/2009
		Weighted		Weighted
	Number	average	Number	average
	of	exercise	of	exercise
	Options	price	Options	price
Outstanding, beginning of year	4,195,332	$0.61	4,195,332	$0.61
Granted	-	$-	-	$-
Exercised	-	$-	-	$-
Expired	-	$-	-	$-
Outstanding, end of year	4,195,332	$0.61	4,195,332	$0.61
Exercisable at the end of year	4,047,332	$0.64	4,047,332	$0.62
Weighted average fair value of warrants granted during the year		$-		$-

At September 30, 2010, the weighted average remaining contractual life of warrants outstanding:

			Weighted
			Average
			Remaining
Exercisable	Warrants	Warrants	Contractual
Prices	Outstanding	Exercisable	Life (years)
$1.69	112,000	112,000	0.51 years
$0.51	500,000	352,000	0.80 years
$0.20	250,000	250,000	1.25 years
$0.50	1,666,666	1,666,666	2.09 years
$0.75	1,666,666	1,666,666	2.09 years
	4,195,332	4,047,332

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Introduction

The following discussion and analysis should be read in conjunction with the financial statements, and the notes thereto included herein.  The information contained below includes statements of the Company’s or management’s beliefs, expectations, hopes, goals and plans that, if not historical, are forward-looking statements subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. See “Forward-Looking Statements”. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this Prospectus, particularly under the heading “Risk Factors”.

Business Overview

XsunX, Inc. is developing and has begun to market a hybrid manufacturing solution to produce high performance Copper Indium Gallium (di) Selenide (CIGS) thin film solar cells.  Our patent pending system and processing technology, which we call CIGSolar™, focuses on the mass production of individual thin-film CIGS solar cells that match silicon solar cell dimensions and can be offered as a non-toxic, high-efficiency and lowest-cost alternative to the use of silicon solar cells. We intend to offer licenses for the use of the CIGSolar™ process technology thereby generating revenue streams through licensing fees and manufacturing royalties for the use of the technology.

Our efforts have been focused on the development and customization of a series of specialized processing tools that when combined provide a turn-key high-throughput manufacturing system to produce CIGS solar cells.

Core attributes to our process method are the use of small area thermal co-evaporation techniques coupled with state-of-the-art sputter deposition technologies derived from the hard disc drive (HDD) industry to improve manufacturing output, increase cell efficiency, production yields, and lower the costs for the production of high efficiency CIGS cells.

There are five (5) core process tools that when combined will initially produce 125mm format (about 5” square) solar cells, scaling to 156mm formats (about 6” square). We believe that it will be the ability of our system to minimize processing defects while maintaining exceptional per hour production rates that will provide superior commercial opportunities. CIGSolar™ cells will be manufactured on stainless steel squares sized to match silicon solar cells currently used in nearly 75% of all solar modules manufactured today.

This innovative approach bridges the gap between inexpensive thin-film and costly high efficiency silicon wafer technologies to produce a new breed of solar cell combining what we believe are the best attributes of each technology. The mass production of individual, high performance CIGS solar cells – like solar building blocks – we believe will allow solar power to finally compete effectively against other sources of electrical energy.

Plan of Operations

For the fiscal year ending September 30, 2011, the Company has developed a plan of operations focused on the continued development and marketing of the aforementioned thin film solar manufacturing technology that we believe provides an opportunity for XsunX to establish a competitive advantage within the solar industry.

Our Plan of Operations, based upon the aforementioned activities, commits $1.67 million for general, administrative, research and development activities, and $2.62 million working capital under a phase two plan to establish a limited scale  production system for use in marketing and sales efforts through the use of the system to demonstrate technologies, continued process development and improvement under our technology license model, and for support purposes of the systems placed in the field as we work to commercialize our proposed new CIGS manufacturing technology.

The Company may change any or all of the budget categories in the execution of its business attempts. None of the items is to be considered fixed or unchangeable.

Management believes the summary data and audit presented herein is a fair presentation of the Company’s results of operations for the periods presented. Due to the Company’s change in primary business focus and new business opportunities these historical results may not necessarily be indicative of results to be expected for any future period. As such, future results of the Company may differ significantly from previous periods.

Results of Operations for the Fiscal Year Ended September 30, 2010 Compared to Fiscal Year Ended September 30, 2009.

Revenue and Cost of Sales:

The Company generated no revenues in the fiscal years ended September 30, 2010, and 2009. There were no associated costs of goods sold in any of the fiscal periods represented above. The Company to date has had minimal revenue and cost of sales, and is still in the development stage.

Selling, General and Administrative Expenses:

Selling, General and Administrative (SG&A) expenses decreased by ($2,021,756) during the fiscal year ended September 30, 2010 to $1,470,731 as compared to $3,492,487 for the fiscal year ended September 30, 2009. The decreases in SG&A expenses were related primarily to closing the Company’s Oregon and Colorado facilities, and a general reduction to salaries and operating expenses under the Company’s re-focused plan of operations. We anticipate that expenditures associated with the development and sales of our thin-film solar manufacturing technologies will increase SG&A expenditures in the future. However, we plan to offer our technology as a licensable process to existing solar product manufacturers which we anticipate will mitigate future expenditures that would normally be associated with our need to establish direct large scale manufacturing capabilities and the associated facility infrastructure.

Research and Development:

Our current research and development plans include the use of third party equipment vendors whose equipment we plan to use as part of our integrated CIGSolar™ manufacturing system. These vendors assist with access to equipment and technologies that we are working to customize for use in our manufacturing processes. This approach to research and development has allowed expenses to decrease by $65,885 during the fiscal year ended September 30, 2010 to $292,999 as compared to $358,884 for the fiscal year ended September 30, 2009. We anticipate that future R&D expense will increase as we establish each of the various system capabilities within our own facilities for use in continued process improvement, marketing efforts, and systems support.

Net Loss:

For the fiscal year ended September 30, 2010, our net loss was ($2,210,603) as compared to a net loss of ($10,634,133) for the fiscal year ended September 30, 2009.   This decrease in Net Loss of $(8,423,530) compared to the fiscal year ended September 30, 2009 was primarily due to a decrease in the impairment of assets expense compared to the prior fiscal years impairment and write down of assets, which resulted in an expense of $6,943,990. Also, the decrease in net loss was due to the Company’s overall decrease in operating expenses. The Company anticipates the trend of losses to continue in future quarters until the Company can recognize sales of significance of which there is no assurance.

Liquidity and Capital Resources

We had a working capital deficit at September 30, 2010 of $(220,978), as compared to a working capital of $517,387 as of September 30, 2009. The decrease in working capital was the result of a decrease in prepaid expenses, and an increase in accounts payable. There were no revenue producing activities for the fiscal year ended September 30, 2010.

Cash flow used by operating activities was $(1,347,395) for the fiscal year ended September 30, 2010, as compared to cash flow used by operating activities of ($2,862,327) for the fiscal year ended September 30, 2009. The decrease in cash flow used of $(1,514,932) by operating activities was primarily due to a decrease in operating net loss and prepaid expenses.

Cash flow provided by investing activities was $14,100 for the fiscal year ended September 30, 2010, as compared to cash flow used in investing activities of $(16,174) during the fiscal year ended September 30, 2009. The net increase in investing activities was primarily due to proceeds received of $244,100 from the sale of assets, and the purchase of equipment in the amount of $(230,000), compared to purchasing fixed assets of $(16,174) in the prior fiscal year.

Cash flow provided by financing activities was $1,003,000 for the fiscal year ended September 30, 2010, as compared to cash provided by financing activities of $1,020,000 during the fiscal year ended September 30, 2009. The decrease in cash flow provided by financing activities was the result of a reduction to cash provided through equity financing.

The Company is currently engaged in efforts to develop a cross-industry thin film solar manufacturing concept that we believe provides an opportunity for XsunX to establish a competitive advantage within the solar industry. However the cash flow requirements associated with the completion of these development efforts, and the transition to revenue recognition will exceed cash generated from operations in the current and future periods. We will need to seek to obtain additional financing from equity and/or debt placements. We have been able to raise capital in a series of equity and debt offerings in the past. While there can be no assurances that we will be able to obtain such additional financing, on terms acceptable to us and at the times required, or at all, we believe that sufficient capital can be raised in the foreseeable future as necessary.

Off-Balance Sheet Arrangements

We do not have any relationships with unconsolidated entities or financial partnerships such as entities often referred to as structured finance or special purpose entities that would have been established for the purpose of facilitating off-balance-sheet arrangements or for other contractually narrow or limited purposes. As such, we are not exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships.

The Company is currently engaged in efforts to develop a cross-industry thin film solar manufacturing concept that we believe provides an opportunity for XsunX to establish a competitive advantage within the solar industry. However the cash flow requirements associated with the completion of these development efforts, and the transition to revenue recognition will exceed cash generated from operations in the current and future periods. We may seek to obtain additional financing from equity and/or debt placements. We have been able to raise capital in a series of equity and debt offerings in the past. While there can be no assurances that we will be able to obtain such additional financing, on terms acceptable to us and at the times required, or at all, we believe that sufficient capital can be raised in the foreseeable future as necessary.

Results of Operations for the Three-Month Period Ended December 31, 2010 Compared to the Same Period in 2009

Revenue:

The Company generated no revenues for the periods ended December 31, 2010 and 2009 respectively. Additionally, there was no associated cost of sales.  The Company to date has had minimal revenue and cost of sales, and is still in the development stage.

Selling, General and Administrative Expenses:

Selling, general and administrative expenses for the three month period ending December 31, 2010 were $245,433 as compared to $463,385 during the same period in 2009. The decrease of $217,952 was related primarily to a general reduction to salaries and operating expenses under the Company’s re-focused plan of operations for the development of a new cross-industry thin film solar manufacturing technology.  We anticipate that expenditures associated with the development and sales of our thin-film solar manufacturing technologies will increase SG&A expenditures in the future. However, we plan to offer our technology as a licensable process to existing solar product manufacturers which we anticipate will mitigate future expenditures that would normally be associated with our need to establish direct large scale manufacturing capabilities and the associated facility infrastructure.

Research and Development:

Research and development expenses for the three month period ended December 31, 2010 were $120,161 as compared to $44,891 during the same period in 2009. The increase of $75,270 was due to an increase in expenditures for the development of the Company’s new cross-industry thin film solar manufacturing technology CIGSolar™.  Our current research and development plans include the use of third party equipment vendors whose equipment we plan to use as part of our integrated CIGSolar™ manufacturing system. These vendors assist with access to equipment and technologies that we are working to customize for use in our manufacturing processes. We anticipate that future R&D expense will continue to increase as we establish each of the various system capabilities within our own facilities for use in continued process improvement, marketing efforts, and systems support.

Net Loss:

The net loss for the three months ended December 31, 2010 was $(387,673) as compared to a net loss of $(543,144) for the same period 2009.  The decreased net loss of $(155,471) includes the operating expense changes discussed above, and the net change in non-cash expenses of $38,997, which includes depreciation and stock option expense.  The Company anticipates the trend of losses to continue in future quarters until the Company can recognize sales of significance of which there is no assurance.

Liquidity and Capital Resources

As of December 31, 2010, we had a working capital deficit of $(882,572) as compared to $(727,848) for the same period 2009.  This increase in working capital deficit of $154,724 was due primarily to a decrease in equity financing.

During the three months ended December 31, 2010, the Company used $(327,084) of cash for operating activities, as compared to cash used of $(249,753) for the same period 2009. The increase in cash used of $77,331 for operating activities was primarily due to a decrease in accounts payable expenses as the Company ceased efforts to establish  manufacturing facilities and re-focused its plan of operations on the development of a new cross-industry thin film solar manufacturing technology.

Cash used by investing activities for the three months ended December 31, 2010 was $(899), as compared to cash use of $(230,000) for the same period 2009. The net decrease of cash used in investing activities was primarily due to a decrease in the purchase of manufacturing equipment and facilities in process under the Company’s revised plan of operations.

Cash provided by financing activities for the three months ended December 31, 2010 was $175,000, as compared to $225,000 for the same period 2009. Our capital needs have primarily been met from the proceeds of private placements, as we are currently in the development stage and had no revenues.

Our financial statements as of December 31, 2010 have been prepared under the assumption that we will continue as a going concern from inception (February 25, 1997) through December 31, 2010. Our independent registered public accounting firm has issued their report dated December 29, 2010 that included an explanatory paragraph expressing substantial doubt in our ability to continue as a going concern without additional capital becoming available. Our ability to continue as a going concern ultimately is dependent on our ability to generate a profit which is dependent upon our ability to obtain additional equity or debt financing, attain further operating efficiencies and, ultimately, to achieve profitable operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

For the three months ended December 31, 2010, the Company's capital needs have been met from the use of working capital provided by the proceeds of (i) the Company’s working capital and (ii) the sale of registered common stock for proceeds totaling $175,000 dollars.

Development Stage Company

The Company is currently engaged in efforts to develop a cross-industry thin film solar manufacturing concept that we believe provides an opportunity for XsunX to establish a competitive advantage within the solar industry, and as of the period ended December 31, 2010, did not have any significant revenues. The transition to revenue recognition may exceed cash generated from operations in the current and future periods. We have in the past experienced substantial losses and negative cash flow from operations and have required financing, including equity and debt financing, in order to pursue the commercialization of products based on our technologies. We expect that we will continue to need significant financing to operate our business. If additional financing is not available or not available on terms acceptable to us, our ability to fund our operations, maintain our research and development efforts necessary to complete the development of marketable products or otherwise respond to competitive pressures may be significantly impaired. We could also be forced to curtail our business operations, reduce our investments, decrease or eliminate capital expenditures and delay the execution of our business plan which would have a material adverse effect on our business.

While we have been able to raise capital in a series of equity and debt offerings in the past there can be no assurances that we will be able to obtain such additional financing, on terms acceptable to us and at the times required, or at all.

Irrespective of whether the Company's cash assets prove to be inadequate to meet the Company's operational needs, the Company might seek to compensate providers of services by issuances of stock in lieu of cash.

 Recent Accounting Pronouncements

In June 2009, the FASB issued guidance under Accounting Standards Codification (“ASC”) Topic 105, “Generally Accepted Accounting Principles” (SFAS No. 168, The FASB Accounting Standards Codification TM and the Hierarchy of Generally Accepted Accounting Principles). This guidance establishes the FASB ASC as the single source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. SFAS 168 and the ASC are effective for financial statements issued for interim and annual periods ending after September 15, 2009. The ASC supersedes all existing non-SEC accounting and reporting standards. All other non-grandfathered, non-SEC accounting literature not included in the ASC has become non-authoritative. Following SFAS 168, the FASB will no longer issue new standards in the form of Statements, FSPs, or EITF Abstracts. Instead, the FASB will issue Accounting Standards Updates, which will serve only to update the ASC, provide background information about the guidance, and provide the bases for conclusions on the change(s) in the ASC. We adopted ASC 105 effective for our financial statements issued as of September 30, 2009. The adoption of this guidance did not have an impact on our financial statements but will alter the references to accounting literature within the financial statements.

Transfer Agent

Our transfer agent is Mountain Share Transfer, Inc. located at 1625 Abilene Drive, Broomfield, CO  80020

Indemnification Of Directors And Executive Officers And Limitation On Liability

Our articles of incorporation provide that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses including attorney fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.  Termination of any action, suit or proceeding in any manner does not by itself create a presumption that such person did not act in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

The articles of incorporation also provide that the Company must indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee, fiduciary or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, fiduciary, or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney fees) actually and reasonably incurred by such person in connection with the defense or settlement of such proceeding, if such person believed it to be in, or not opposed to, the best interests of the Company.  Such indemnification may not be made for any claim, issue or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of such person’s duty to the Company, unless and only to the extent that the court in which the proceeding was brought determines that, despite the adjudication of liability, but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The bylaws adopt the provisions of the Colorado Revised Statutes 7-3-101 (now C.R.S. 7-109), as amended from time to time, relating to Indemnification and incorporate such provisions by reference as fully as if set forth therein.

The Colorado Revised Statutes 7-109-102 provide that a corporation may indemnify a director who is a party to a proceeding against liability if the director’s conduct was in good faith, the director reasonably believed, in the case of conduct in an official capacity with the corporation, that such conduct was in the corporation’s best interests, and in the case of any criminal proceeding, the director had no reasonable cause to believe his conduct was unlawful.  The termination of a proceeding in any manner is not, of itself, determinative that the director did not meet the standard of conduct described in C.R.S. 7-109-102.  A corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation, or in any proceeding where the director is adjudged liable on the basis that the director derived an improper benefit.  Indemnification under C.R.S. 7-109-102 in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

C.R.S. 7-109-103 provides that a corporation must indemnify a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding brought against him in his capacity as a director, against reasonable expenses incurred by the director in connection with the proceeding.

C.R.S. 7-109-104 provides that a company may pay the costs incurred by any person entitled to indemnification in defending a proceeding as such costs are incurred and in advance of the final disposition of a proceeding; provided however, that the company must pay such costs only upon receipt of a written affirmation of the director’s good faith belief that he met the appropriate standard of conduct, a written undertaking by or on behalf of such person to repay the advance if it is ultimately determined that the director did not meet the standard of conduct, and after a determination is made that indemnification is not precluded.

C.R.S. 7-109-105 provides that unless otherwise provided in the articles of incorporation, a director who is or was a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification in the following manner: If it determines that the director is entitled to mandatory indemnification, the court shall order indemnification, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification.  If the court determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director met the appropriate standard of conduct or was adjudged liable under the circumstances, the court may order such indemnification as the court deems proper; except that the indemnification with respect to any proceeding in which liability shall have been adjudged in connection with a proceeding regarding the right of the corporation or derivation of an improper benefit is limited to reasonable expenses incurred in connection with the proceeding and reasonable expenses incurred to obtain court-ordered indemnification.

C.R.S. 7-109-106 provides that a corporation may not indemnify a director unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the appropriate standard of conduct.  A corporation shall not advance expenses to a director under section 7-109-104 unless authorized in the specific case after the required written affirmation and undertaking are received and the determination has been made.

The determinations required by C.R.S. 7-109-106 must be made:

(a)           By the board of directors by a majority vote of those present at a meeting at which a quorum is present, and only those directors not parties to the proceeding shall be counted in satisfying the quorum; or

(b)           If a quorum cannot be obtained, by a majority vote of a committee of the board of directors designated by the board of directors, which committee shall consist of two or more directors not parties to the proceeding; except that directors who are parties to the proceeding may participate in the designation of directors for the committee.

If a quorum cannot be obtained as contemplated in paragraph (a) above, and a committee cannot be established under paragraph (b) above, or, even if a quorum is obtained or a committee is designated, if a majority of the directors constituting such quorum or such committee so directs, the determination required shall be made:

(a)           By independent legal counsel selected by a vote of the board of directors or the committee in the manner described above or, if a quorum of the full board cannot be obtained and a committee cannot be established, by independent legal counsel selected by a majority vote of the full board of directors; or

(b)           By the shareholders.

C.R.S. 7-109-107 provides that an officer is entitled to a mandatory indemnification and is entitled to apply for court-ordered indemnification to the same extent as a director.  Also, a corporation may indemnify and advance expenses to an officer, employee, fiduciary or agent of the corporation to the same extent as to a director, or to a greater extent, if not inconsistent with public policy, the corporation’s bylaws, actions of the board of directors or shareholders, or contract.

C.R.S. 7-109-108 provides that a corporation may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the corporation, or who, while a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign entity or of an employee benefit plan, against liability asserted against or incurred by the person in that capacity or arising from the person's status as a director, officer, employee, fiduciary, or agent, whether or not the corporation would have power to indemnify the person against the same liability under another section.

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person connected with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

 LEGAL MATTERS

The validity of the shares offered hereby has been opined on for us by Michael Littman, Esq.   Such attorney was not employed for such purpose on a contingent basis, did not receive any interest in XsunX in connection with the offering hereunder, and is not connected in any other way with XsunX or the offering hereunder.

EXPERTS

Our financial statements as of September 30, 2010 and September 30, 2009 and for the years then ended included or referred to in this Prospectus have been audited by HJ Associates & Consultants, LLP.  Such firm is an independent registered public accounting firms, and is included in this Prospectus in reliance on this firm as an expert in accounting and auditing.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this Prospectus. This Prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the SEC. For further information with respect to us and the securities offered by this Prospectus, reference is made to the registration statement.

Statements contained in this Prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

FINANCIAL STATEMENTS OF XSUNX, INC.

TABLE OF CONTENTS

FINANCIAL STATEMENTS FOR THE YEARS ENDED SEPTEMBER 30, 2010 AND 2009

Reports of Independent Registered Public Accounting Firm	F-2

Balance Sheets as of September 30, 2010 and 2009	F-3

Statements of Operations for the years ended September 30, 2010 and 2009 and the period February 25, 1997 (inception) to September 30, 2010	F-4

Statements of Stockholders Equity for the years ended September 30, 2010 and 2009 and the period February 25, 1997 (inception) to September 30, 2010	F-5

Statements of Cash Flows for the years ended September 30, 2010 and 2009 and the period February 25, 1997 (inception) to September 30, 2010	F-7

Notes to Financial Statements	F-8

FINANCIAL STATEMENTS FOR THE THREE MONTH PERIODS ENDED DECEMBER 31, 2010 AND 2009

Balance Sheets December 31, 2010 (unaudited) and September 30, 2010 (audited)	F-15

Statements of Operations for the Three Months ended December 31, 2010 and 2009 (unaudited) and the period February 25, 1997 (inception) to December 31, 2010 (unaudited)	F-16

Statements of Stockholders Equity for the Three Months ended December 31, 2010 (unaudited)	F-17

Statements of Cash Flows for the Three Months ended December 31, 2010 and 2009 (unaudited) and the period February 27, 1997 (inception) to December 31, 2010 (unaudited)	F-18

Notes to Financial Statements (unaudited)	F-19

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
XsunX, Inc. (A Development Stage Company)
Alisa Viejo, California

We have audited the accompanying balance sheets of XsunX, Inc. (a development stage company) as of September 30, 2010 and 2009, and the related statements of operations, stockholders' equity, and cash flows for the years then ended and for the period from February 25, 1997 (inception) to September 30, 2010.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.  The financial statements for the period from February 25, 1997 (inception) to September 30, 2008 were audited by other auditors and our opinion, insofar as it relates to cumulative amounts included for such prior periods, is based solely on the reports of such other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of XsunX, Inc. as of September 30, 2010 and 2009, and the results of its operations and its cash flows for the years then ended and for the period from February 25, 1997 (inception) to September 30, 2010, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company does not generate significant revenue and has negative cash flows from operations which raise substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

HJ Associates & Consultants, LLP
Salt Lake City, Utah
December 29, 2010

XSUNX, INC.
(A Development Stage Company)
Balance Sheets

	September 30, 2010	September 30, 2009

ASSETS

CURRENT ASSETS
Cash & cash equivalents	$200,422	$530,717
Asset held for sale	-	300,000
Other receivable	2,500	-
Prepaid expenses	14,061	118,332

Total Current Assets	216,983	949,049

PROPERTY & EQUIPMENT
Office & miscellaneous equipment	28,942	51,708
Machinery & equipment	354,541	450,386
Leasehold improvements	-	89,825
	383,483	591,919
Less accumulated depreciation	(307,995)	(378,353)

Net Property & Equipment	75,488	213,566

OTHER ASSETS
Manufacturing equipment in progress	230,000	207,219
Security deposit	3,200	5,815

Total Other Assets	233,200	213,034

TOTAL ASSETS	$525,671	$1,375,649

LIABILITIES AND SHAREHOLDERS' EQUITY/(DEFICIT)

CURRENT LIABILITIES
Accounts payable	$418,288	$389,293
Accrued expenses	8,945	24,451
Credit card payable	10,728	17,918
Note payable, vendor	456,921	-
Accrued interest on note payable	49,949	-

Total Current Liabilities	944,831	431,662

LONG TERM LIABILITIES
Accrued interest on note payable	-	4,256
Note payable, vendor	-	456,921

Total Long Term Liabilities	-	461,177

TOTAL LIABILITIES	944,831	892,839

SHAREHOLDERS' EQUITY/(DEFICIT)
Preferred stock, $0.01 par value;
50,000,000 authorized preferred shares	-	-
Common stock, no par value;
500,000,000 authorized common shares
209,055,337 and 196,484,610 shares issued and outstanding, respectively	24,813,369	23,767,869
Paid in capital, common stock warrants	3,449,063	3,175,930
Additional paid in capital	5,238,213	5,248,213
Deficit accumulated during the development stage	(33,919,805)	(31,709,202)

TOTAL SHAREHOLDERS' EQUITY/(DEFICIT)	(419,160)	482,810

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY/(DEFICIT)	$525,671	$1,375,649

The Accompanying Notes are an Integral Part of These Financial Statements

XSUNX, INC.
(A Development Stage Company)
Statements of Operations

			From Inception
			February 25, 1997
	Years Ended		to
	September 30, 2010	September 30, 2009	September 30, 2010

REVENUE	$-	$-	$14,880

OPERATING EXPENSES
Selling, general and administrative expenses	1,470,731	3,492,487	16,930,341
Research and development	292,999	358,884	2,881,462
Depreciation and amortization expense	86,948	127,293	649,354

TOTAL OPERATING EXPENSES	1,850,678	3,978,664	20,461,157

LOSS FROM OPERATIONS BEFORE OTHER INCOME/(EXPENSES)	(1,850,678)	(3,978,664)	(20,446,277)

OTHER INCOME/(EXPENSES)
Interest income	44	5,443	445,537
Gain/(Loss) on sale of assets	(577)	-	(577)
Impairment of assets	(253,671)	(5,826,990)	(7,285,120)
Write down of assets held for sale	(60,000)	(1,117,000)	(1,177,000)
Legal settlement	-	-	1,100,000
Loan fees	-	-	(7,001,990)
Forgiveness of debt	-	287,381	592,154
Other, non-operating	-	-	(5,215)
Interest expense	(45,721)	(4,303)	(141,317)

TOTAL OTHER INCOME/(EXPENSES)	(359,925)	(6,655,469)	(13,473,528)

NET LOSS	$(2,210,603)	$(10,634,133)	$(33,919,805)

BASIC AND DILUTED LOSS PER SHARE	$(0.01)	$(0.06)

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING BASIC AND DILUTED	204,441,056	189,455,449

The Accompanying Notes are an Integral Part of These Financial Statements

XSUNX, INC.
(A Development Stage Company)
Statements of Stockholders' Equity
From Inception February 25, 1997 to September 30, 2010

								Deficit
								Accumulated
					Additional	Stock Options/		during the
	Preferred Stock		Common Stock		Paid-in	Warrants	Treasury Stock	Development
	Shares	Amount	Shares	Amount	Capital	Paid-in-Capital	Shares	Stage	Total
Balance at September 30, 1997	-	$-	-	$-	$-	$-	$-	$-	$-

Issuance of stock for cash	-	-	15,880	217,700	-	-	-	-	217,700
Issuance of stock to Founders	-	-	14,110	-	-	-	-	-	-
Issuance of stock for consolidation	-	-	445,000	312,106	-	-	-	-	312,106
Net Loss for the year ended September 30, 1997	-	-		-	-	-	-	(193,973)	(193,973)
Balance at September 30, 1997	-	-	474,990	529,806	-	-	-	(193,973)	335,833

Issuance of stock for services	-	-	1,500	30,000	-	-	-	-	30,000
Issuance of stock for cash	-	-	50,200	204,000	-	-	-	-	204,000
Consolidation stock cancelled	-	-	(60,000)	(50,000)	-	-	-	-	(50,000)
Net Loss for the year ended September 30, 1998	-	-	-	-	-	-	-	(799,451)	(799,451)
Balance at September 30, 1998	-	-	466,690	713,806	-	-	-	(993,424)	(279,618)

Issuance of stock for cash	-	-	151,458	717,113	-	-	-	-	717,113
Issuance of stock for services	-	-	135,000	463,500	-	-	-	-	463,500
Net Loss for the year ended September 30, 1999	-	-	-	-	-	-	-	(1,482,017)	(1,482,017)
Balance at September 30, 1999	-	-	753,148	1,894,419	-	-	-	(2,475,441)	(581,022)

Issuance of stock for cash	-	-	15,000	27,000	-	-	-	-	27,000
Net Loss for the year ended September 30, 2000	-	-	-	-	-	-	-	(118,369)	(118,369)
Balance at September 30, 2000	-	-	768,148	1,921,419	-	-	-	(2,593,810)	(672,391)

Extinguishment of debt	-	-	-	337,887	-	-	-	-	337,887
Net Loss for the year ended September 30, 2001	-	-	-	-	-	-	-	(32,402)	(32,402)
Balance at September 30, 2001	-	-	768,148	2,259,306	-	-	-	(2,626,212)	(366,906)

Net Loss for the year ended September 30, 2002	-	-	-	-	-	-	-	(47,297)	(47,297)
Balance at September 30, 2002	-	-	768,148	2,259,306	-	-	-	(2,673,509)	(414,203)

Issuance of stock for assets	-	-	70,000,000	3	-	-	-	-	3
Issuance of stock for cash	-	-	9,000,000	225,450	-	-	-	-	225,450
Issuance of stock for debt	-	-	115,000	121,828	-	-	-	-	121,828
Issuance of stock for expenses	-	-	115,000	89,939	-	-	-	-	89,939
Issuance of stock for services	-	-	31,300,000	125,200	-	-	-	-	125,200
Net Loss for the year ended September 30, 2003	-	-	-	-	-	-	-	(145,868)	(145,868)
Balance at September 30, 2003	-	-	111,298,148	2,821,726	-	-	-	(2,819,377)	2,349

Issuance of stock for cash	-	-	2,737,954	282,670	-	-	-	-	282,670
Warrant expense	-	-	-	-	-	825,000	-	375,000	1,200,000
Net Loss for the year ended September 30, 2004	-	-	-	-	-	-	-	(1,509,068)	(1,509,068)
Balance at September 30, 2004	-	-	114,036,102	3,104,396	-	825,000	-	(3,953,445)	(24,049)

Issuance of stock for cash	-	-	6,747,037	531,395	-	-	-	-	531,395
Issuance of stock for services	-	-	3,093,500	360,945	-	-	-	-	360,945
Warrant expense	-	-	-	-	-	180,000	-	-	180,000
Beneficial conversion	-	-	-	-	400,000	-	-	-	400,000
Shares held as collateral for debentures	-	-	-	-	-	-	26,798,418	-	-
Net Loss for the year ended September 30, 2005	-	-	-	-	-	-	-	(1,980,838)	(1,980,838)
Balance at September 30, 2005	-	-	123,876,639	3,996,736	400,000	1,005,000	26,798,418	(5,934,283)	(532,547)

Issuance of stock for services	-	-	72,366	31,500	-	-	-	-	31,500
Warrant expense	-	-	-	-	-	996,250	-	-	996,250
Beneficial conversion	-	-	-	-	5,685,573	-	-	-	5,685,573
Debenture conversion	-	-	21,657,895	5,850,000	-	-	-	-	5,850,000
Issuance of stock for interest expense	-	-	712,956	241,383	-	-	-	-	241,383
Issuance of stock for warrant conversion	-	-	10,850,000	3,171,250	-	-	-	-	3,171,250
Net Loss for the year ended September 30, 2006	-	-	-	-	-	-	-	(9,112,988)	(9,112,988)
Balance at September 30, 2006 (restated)	-	-	157,169,856	13,290,869	6,085,573	2,001,250	26,798,418	(15,047,271)	6,330,421

Cancellation of stock for services returned	-	-	(150,000)	-	-	-	-	-	-
Release of security collateral	-	-	-	-	-	-	(26,798,418)	-	-
Issuance of stock for warrants	-	-	900,000	135,000	-	-	-	-	135,000
Stock option and warrant expense	-	-	-	-	-	772,315	-	-	772,315
Net Loss for the year ended September 30, 2007	-	-	-	-	-	-	-	(1,968,846)	(1,968,846)
Balance at September 30, 2007 (restated)	-	-	157,919,856	13,425,869	6,085,573	2,773,565	-	(17,016,117)	5,268,890

Fusion Equity common stock purchase	-	-	15,347,581	5,200,000	(55,300)	-	-	-	5,144,700
Commiment fees	-	-	3,500,000	1,190,000	(1,190,000)	-	-	-	-
Cumorah common stock purchase	-	-	8,650,000	2,500,000	-	-	-	-	2,500,000
Wharton settlement	-	-	875,000	297,500	(397,500)	-	-	-	(100,000)
MVS warrant cancellation	-	-	-	-	805,440	(805,440)	-	-	-
Stock options and warrant expense	-	-	-	-	-	673,287	-	-	673,287
Net Loss for the year ended September 30, 2008	-	-	-	-	-	-	-	(4,058,952)	(4,058,952)
Balance at September 30, 2008	-	$-	186,292,437	$22,613,369	$5,248,213	$2,641,412	$-	$(21,075,069)	$9,427,925

The Accompanying Notes are an Integral Part of These Financial Statements

XSUNX, INC.
(A Development Stage Company)
Statements of Stockholders' Equity
From Inception February 25, 1997 to September 30, 2010

								Deficit
								Accumulated
					Additional	Stock Options/		during the
	Preferred Stock		Common Stock		Paid-in	Warrants	Treasury Stock	Development
	Shares	Amount	Shares	Amount	Capital	Paid-in-Capital	Shares	Stage	Total

Issuance of common shares in October 2008 for cash
(2,000,000 common shares issued at $0.20 per share)	-	$-	2,000,000	$400,000	$-	$-	$-	$-	$400,000

Issuance of common shares in November 2008 for cash
(1,000,000 common shares issued at $0.20 per share)	-	-	1,000,000	200,000	-	-	-	-	200,000

Issuance of common shares in November 2008 for services
(50,000 common shares issued at a fair value of $0.22 per share)	-	-	50,000	11,000	-	-	-	-	11,000

Issuance of common shares in August 2009 for cash
(1,129,483 common shares issued at $0.062 per share)	-	-	1,129,483	70,000	-	-	-	-	70,000

Issuance of common shares in August 2009 for services
(900,000 common shares issued at a fair value of $0.12 per share)	-	-	900,000	108,000	-	-	-	-	108,000

Issuance of common shares in August 2009 for services
(76,976 common shares issued at a fair value of $0.1364 per share)	-	-	76,976	10,500	-	-	-	-	10,500

Issuance of common shares in September 2009 for services
(35,714 common shares issued at a fair value of $0.14 per share)	-	-	35,714	5,000	-	-	-	-	5,000

Issuance of common shares in September 2009 for cash
(5,000,000 common shares issued at $0.07 per share)	-	-	5,000,000	350,000	-	-	-	-	350,000

Stock compensation expense	-	-	-	-	-	534,518	-	-	534,518

Net Loss for the year ended September 30, 2009								(10,634,133)	(10,634,133)
Balance at September 30, 2009	-	-	196,484,610	23,767,869	5,248,213	3,175,930	-	(31,709,202)	482,810

Issuance of common shares in October 2009 for cash
(2,556,818 common shares issued at $0.088 per share)	-	-	2,556,818	225,000	-	-	-	-	225,000

Issuance of common shares in November 2009 for services
(53,789 common shares issued at a fair value of $0.1859 per share)	-	-	53,789	10,000	-	-	-	-	10,000

Issuance of common shares in December 2009 for subscription receivable
(1,000,000 common shares issued at $0.088 per share)	-	-	1,000,000	88,000	-	-	-	-	88,000

Issuance of common shares in March 2010 for cash
(2,000,000 common shares issued at $0.075 per share)	-	-	2,000,000	150,000	-	-	-	-	150,000

Issuance of common shares in March 2010 for services
(139,424 common shares issued at $0.16137 per share)	-	-	139,424	22,500	-	-	-	-	22,500

Issuance of common shares in March 2010 for cash
(6,250,000 common shares issued at $0.10 per share)	-	-	6,250,000	500,000	-	-	-	-	500,000

Issuance of common shares in September 2010 for cash
(279,661 common shares issued at $0.09167 per share)	-	-	279,661	25,000	-	-	-	-	25,000

Issuance of common shares in September 2010 for cash
(291,035 common shares issued at $0.088 per share)	-	-	291,035	25,000	-	-	-	-	25,000

Stock compensation expense	-	-	-	-	-	273,133	-	-	273,133

Stock issuance costs	-	-	-	-	(10,000)	-	-	-	(10,000)

Net Loss for the year ended September 30, 2010	-	-	-	-	-	-		(2,210,603)	(2,210,603)

Balance at September 30, 2010	-	$-	209,055,337	$24,813,369	$5,238,213	$3,449,063	$-	$(33,919,805)	$(419,160)

The Accompanying Notes are an Integral Part of These Financial Statements

XSUNX, INC.
(A Development Stage Company)
Statements of Cash Flows

			From Inception
			February 25,1997
	Years Ended		to
	September 30, 2010	September 30, 2009	September 30, 2010
CASH FLOWS FROM OPERATING ACTIVITIES :
Net loss	$(2,210,603)	$(10,634,133)	$(33,919,805)
Adjustment to reconcile net loss to net cash used in operating activities
Depreciation & amortization	86,948	127,293	649,354
Common stock issued for services and interest	32,500	134,500	1,996,634
Stock option and warrant expense	273,133	534,518	3,723,253
Beneficial conversion and commitment fees	-	-	5,685,573
Asset impairment	253,671	5,826,990	7,285,120
Write down of assets held for sale	60,000	1,117,000	1,177,000
Gain on settlement of debt	-	(287,381)	(287,381)
Loss on sale of assets	577	-	577
Settlement of lease	-	59,784	59,784
Change in Assets and Liabilities:
(Increase) Decrease in:
Prepaid expenses	104,271	(106,346)	(14,061)
Write down of inventory asset	-	-	(1,417,000)
Other Receivable	(2,500)	-	(2,500)
Other assets	2,615	-	(3,200)
Increase (Decrease) in:
Accounts payable and other payable	28,995	345,211	2,451,017
Accrued expenses	22,998	20,237	69,623

NET CASH USED IN OPERATING ACTIVITIES	(1,347,395)	(2,862,327)	(12,546,012)

CASH FLOWS USED IN INVESTING ACTIVITIES:
Purchase of manufacturing equipment and facilities in process	(230,000)	-	(6,054,629)
Payments on note receivable	-	-	(1,500,000)
Proceeds from the sale of assets	244,100	-	244,100
Receipts on note receivable	-	-	1,500,000
Purchase of marketable prototype	-	-	(1,780,396)
Purchase of fixed assets	-	(16,174)	(591,919)

NET CASH USED BY INVESTING ACTIVITIES	14,100	(16,174)	(8,182,844)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from warrant conversion	-	-	3,306,250
Proceeds from debentures	-	-	5,850,000
Proceeds for issuance of common stock, net	1,003,000	1,020,000	11,773,028

NET CASH PROVIDED BY FINANCING ACTIVITIES	1,003,000	1,020,000	20,929,278

NET INCREASE (DECREASE) IN CASH	(330,295)	(1,858,501)	200,422

CASH & CASH EQUIVALENTS, BEGINNING OF PERIOD	530,717	2,389,218	-

CASH & CASH EQUIVALENTS, END OF PERIOD	$200,422	$530,717	$200,422

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$28	$46	$119,703
Taxes paid	$-	$-	$-

The Accompanying Notes are an Integral Part of These Financial Statements

XSUNX, INC.
(A Development Stage Company)
Notes to Financial Statements
September 30, 2010 and 2009

1.	ORGANIZATION AND LINE OF BUSINESS

Organization
XsunX, Inc. (“XsunX,” the “Company” or the “issuer”) is a Colorado corporation formerly known as Sun River Mining Inc. “Sun River”). The Company was originally incorporated in Colorado on February 25, 1997. Effective September 24, 2003, the Company completed a Plan of Reorganization and Asset Purchase Agreement (the “Plan”).

Line of Business
XsunX, Inc. is developing and has begun marketing a hybrid manufacturing solution to produce high performance Copper Indium Gallium (di) Selenide (CIGS) thin film solar cells.  Our patent pending system and processing technology, which we call CIGSolar™, focuses on the mass production of individual thin-film CIGS solar cells that match silicon solar cell dimensions and can be offered as a non-toxic, high-efficiency and lowest-cost alternative to the use of silicon solar cells. We intend to offer licenses for the use of the CIGSolar process technology thereby generating revenue streams through licensing fees and manufacturing royalties for the use of the technology.

Going Concern
The accompanying financial statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets and liabilities and commitments in the normal course of business.  The accompanying financial statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern.  The Company does not generate significant revenue, and has negative cash flows from operations, which raise substantial doubt about the Company’s ability to continue as a going concern.  The ability of the Company to continue as a going concern and appropriateness of using the going concern basis is dependent upon, among other things, additional cash infusion.  The Company has obtained funds from its shareholders since its inception through the year ended September 30, 2010. Management believes the existing shareholders and the prospective new investors will provide the additional cash needed to meet the Company’s obligations as they become due, and will allow the development of its core of business.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of XsunX, Inc. is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Development Stage Activities and Operations
The Company has been in its initial stages of formation and for the year ended September 30, 2010, had no revenues. A development stage activity as one in which all efforts are devoted substantially to establishing a new business and even if planned principal operations have commenced, revenues are insignificant.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the accompanying financial statements.  Significant estimates made in preparing these financial statements include the estimate of useful lives of property and equipment, the deferred tax valuation allowance, and the fair value of stock options. Actual results could differ from those estimates.

Cash and Cash Equivalents
For purposes of the statements of cash flows, cash and cash equivalents include cash in banks and money markets with an original maturity of three months or less.

Fair Value of Financial Instruments
The Company’s financial instruments, including cash and cash equivalents, accounts payable and accrued liabilities are carried at cost, which approximates their fair value, due to the relatively short maturity of these instruments. As of September 30, 2010, and 2009, the Company’s notes payable have stated borrowing rates that are consistent with those currently available to the Company and, accordingly, the Company believes the carrying value of these debt instruments approximates their fair value.

XSUNX, INC.
(A Development Stage Company)
Notes to Financial Statements
September 30, 2010 and 2009

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property and Equipment
Property and equipment are stated at cost, and are depreciated using straight line over its estimated useful lives:

Leasehold improvements	Length of the lease
Computer software and equipment	3 Years
Furniture & fixtures	5 Years
Machinery & equipment	5 Years

The Company capitalizes property and equipment over $500. Property and equipment under $500 are expensed in the year purchased.

Loss per Share Calculations
Loss per Share is the calculation of basic earnings per share and diluted earnings per share. Basic earnings per share are computed by dividing income available to common shareholders by the weighted-average number of common shares available. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. The Company’s diluted loss per share is the same as the basic loss per share for the years ended September 30, 2010 and 2009 as the inclusion of any potential shares would have had an anti-dilutive effect due to the Company generating a loss.

Revenue Recognition
The Company recognizes revenue when services are performed, and at the time of shipment of products, provided that evidence of an arrangement exists, title and risk of loss have passed to the customer, fees are fixed or determinable, and collection of the related receivable is reasonably assured.  To date the Company has had minimal revenue and is still in the development stage.

Advertising
Advertising costs are expensed as incurred. Total advertising costs were $8,515, and 11,340 for the years ended September 30, 2010, and 2009, respectively.

Research and Development
Research and development costs are expensed as incurred. Total research and development costs were $292,999 and $358,884 for the years ended September 30, 2010, and 2009, respectively.

Stock-Based Compensation
Share-based Payment applies to transactions in which an entity exchanges its equity instruments for goods or services and also applies to liabilities an entity may incur for goods or services that are to follow a fair value of those equity instruments. We are required to follow a fair value approach using an option-pricing model, such as the Black Scholes option valuation model, at the date of a stock option grant. The deferred compensation calculated under the fair value method would then be amortized over the respective vesting period of the stock option. This has not had a material impact on our results of operations.

Income Taxes
Deferred income taxes are provided using the liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry-forwards and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of the changes in tax laws and rates of the date of enactment.

XSUNX, INC.
(A Development Stage Company)
Notes to Financial Statements
September 30, 2010 and 2009

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained.  The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any.  Tax positions taken are not offset or aggregated with other positions.  Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority.  The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

Recent Accounting Pronouncements
Management reviewed accounting pronouncements issued during the three months ended September 30, 2010, and no pronouncements were adopted during the period.

Reclassification
Certain expenses for the year ended September 30, 2009 were reclassified to conform to the expenses for the year ended September 30, 2010.

3.	CAPITAL STOCK

At September 30, 2009, the Company’s authorized stock consisted of 500,000,000 shares of common stock, with no par value.  The Company is also authorized to issue 50,000,000 shares of preferred stock with a par value of $0.01 per share.  The rights, preferences and privileges of the holders of the preferred stock will be determined by the Board of Directors prior to issuance of such shares. During the year ended September 30, 2010, the Company issued 2,556,818 shares of common stock at a price of $0.088 per share for cash of $225,000; issued 193,213 shares of common stock at fair values between $0.16137 and $0.1859 per share for services;  issued 1,000,000 shares of common stock at a price of $0.088; issued 2,000,000 shares of common stock at a price of $0.08 per share for cash of $150,000; Also, through an equity offering the Company received $550,000 in cash, and issued 6,820,696 shares of common stock, which included 1,263,888 commitment shares. The shares were issued at prices between $0.088 and $0.10 per share. During the year ended September 30, 2009, the Company issued 3,000,000 shares of common stock issued through a private placement at a price of $0.20 per share for cash of $600,000; 5,000,000 shares of common stock issued at a price of $0.07 per share for cash of $350,000; 1,129,483 shares of common stock issued at a price of $0.062 per share for cash of $70,000; 1,062,690 shares of common stock issued at prices between $0.12 and $0.22 per share for services.

4.	STOCK OPTIONS AND WARRANTS

The Company adopted a Stock Option Plan for the purposes of granting stock options to its employees and others providing services to the Company, which reserves and sets aside for the granting of Options for Twenty Million (20,000,000) shares of Common Stock.  Options granted under the Plan may be either Incentive Options or Nonqualified Options and shall be administered by the Company's Board of Directors ("Board").  Each Option shall be exercisable to the nearest whole share, in installments or otherwise, as the respective Option agreements may provide. Notwithstanding any other provision of the Plan or of any Option agreement, each Option shall expire on the date specified in the Option agreement. During the period ended September 30, 2010 and 2009, the Company granted 0 and 5,350,000 stock options. The stock options are exercisable for a period of five years from the date of grant at an exercise price between $0.16 and $0.36 per share and expire at various times through April 2014.

	9/30/2010	9/30/2009
Risk free interest rate	1.67% to 2.77%	1.67% to 2.77%
Stock volatility factor	90.56% to 104.73%	90.56% to 104.73%
Weighted average expected option life	5 years	5 years
Expected dividend yield	None	None

XSUNX, INC.
(A Development Stage Company)
Notes to Financial Statements
September 30, 2010 and 2009

4.	STOCK OPTIONS AND WARRANTS (Continued)

A summary of the Company’s stock option activity and related information follows:

	9/30/2010		9/30/2009
		Weighted		Weighted
	Number	average	Number	average
	of	exercise	of	exercise
	Options	price	Options	price
Outstanding, beginning of year	10,180,000	$0.27	5,750,000	$0.39
Granted	-	$-	5,350,000	$0.17
Exercised	-	$-	-	$-
Expired	-	$-	(920,000)	$0.41
Outstanding, end of year	10,180,000	$0.27	10,180,000	$0.27
Exercisable at the end of year	6,858,328	$0.29	4,927,500	$0.33
Weighted average fair value of options granted during the year		$-		$0.11

 The weighted average remaining contractual life of options outstanding issued under the plan as of September 30, 2010 was as follows:

			Weighted
			Average
	Stock	Stock	Remaining
Exercisable	Options	Options	Contractual
Prices	Outstanding	Exercisable	Life (years)
$0.46	1,150,000	950,000	1.32 years
$0.53	100,000	100,000	1.40 years
$0.45	100,000	100,000	1.56 years
$0.41	100,000	100,000	1.91 years
$0.36	2,500,000	1,500,000	2.07 years
$0.36	500,000	500,000	2.12 years
$0.36	500,000	500,000	2.16 years
$0.36	115,000	95,833	3.03 years
$0.16	5,115,000	3,012,495	3.50 years
	10,180,000	6,858,328

Stock-based compensation expense recognized during the period is based on the value of the portion of stock-based payment awards that is ultimately expected to vest. Stock-based compensation expense recognized in the financial statements of operations during the year ended September 30, 2010, included compensation expense for the stock-based payment awards granted prior to, but not yet vested, as of September 30, 2010 based on the grant date fair value estimated, and compensation expense for the stock-based payment awards granted subsequent to September 30, 2010, based on the grant date fair value estimated. We account for forfeitures as they occur. The stock-based compensation expense recognized in the statement of operations during the years ended September 30, 2010 and 2009 was $273,133 and $534,518, respectively.

XSUNX, INC.
(A Development Stage Company)
Notes to Financial Statements
September 30, 2010 and 2009

4.	STOCK OPTIONS AND WARRANTS (Continued)

Warrants

A summary of the Company’s warrants activity and related information follows:

	9/30/2010		9/30/2009
		Weighted		Weighted
	Number	average	Number	average
	of	exercise	of	exercise
	Options	price	Options	price
Outstanding, beginning of year	4,195,332	$0.61	4,195,332	$0.61
Granted	-	$-	-	$-
Exercised	-	$-	-	$-
Expired	-	$-	-	$-
Outstanding, end of year	4,195,332	$0.61	4,195,332	$0.61
Exercisable at the end of year	4,047,332	$0.64	4,047,332	$0.62
Weighted average fair value of warrants granted during the year		$-		$-

At September 30, 2010, the weighted average remaining contractual life of warrants outstanding:

			Weighted
			Average
			Remaining
Exercisable	Warrants	Warrants	Contractual
Prices	Outstanding	Exercisable	Life (years)
$1.69	112,000	112,000	0.51 years
$0.51	500,000	352,000	0.80 years
$0.20	250,000	250,000	1.25 years
$0.50	1,666,666	1,666,666	2.09 years
$0.75	1,666,666	1,666,666	2.09 years
	4,195,332	4,047,332

5.	INCOME TAXES

The Company files income tax returns in the U.S. Federal jurisdiction, and the state of California. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2007.

At September 30, 2010 and 2009, there were no tax positions for which the ultimate deductibility is highly certain, but for which there is uncertainty about the timing of such deductibility.  Because of the impact of deferred tax accounting, other than interest and penalties, the disallowance of the shorter deductibility period would not affect the annual effective tax rate but would accelerate the payment of cash to the taxing authority to an earlier period.

The Company's policy is to recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. During the period ended September 30, 2010, the Company did not recognize interest and penalties.

XSUNX, INC.
(A Development Stage Company)
Notes to Financial Statements
September 30, 2010 and 2009

6.	DEFERRED TAX BENEFIT

At September 30, 2010, the Company had net operating loss carry-forwards of approximately $18,174,700 that may be offset against future taxable income from the year 2010 through 2030. No tax benefit has been reported in the September 30, 2010 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

The income tax provision differs from the amount of income tax determined by applying the U.S. federal and state income tax rate of 40% to pretax income from continuing operations for the years ended September 30, 2010 and 2009 due to the following:

	9/30/2010	9/30/2009
Book Income	$(884,241)	$(4,253,653)
State Income Taxes	-	-
Nondeductible Stock Compensation	109,253	213,807
Asset Impairment	125,468
Other	682	1,784
Depreciation	24,225	9,345
Loss on disposal of assets	13,931	-
NOL Carryover	-	-
Valuation Allowance	610,682	4,028,717
Income Tax Expense	$-	$-

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry-forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net deferred tax assets consist of the following components as of September 30, 2010 and 2009:

	9/30/2010	9/30/2009
Deferred Tax Assets:
NOL Carryforward	$7,269,868	$6,659,187
Depreciation	-	38,990
Contribution Carryforward	40	40
Section 179 Expense Carry-forward	90,686	90,686

Deferred Tax Liabilities:	-	-
Depreciation	(10,058)	-

Valuation Allowance	(7,350,536)	(6,788,903)
Net Deferred Tax Asset	$-	$-

7.	SALE AND DISPOSITION OF ASSETS

On April 21, 2010 the Company received payment in the amount of $240,000 for an offer it accepted on April 16, 2010 for the sale of an asset held for sale, plus certain associated attendant assets. The assets consisted of certain vacuum deposition equipment held for sale and used support systems no longer required under the Company’s current business plan. During the year ended September 30, 2010, the Company recognized an impairment loss of $253,671 on assets disposed of due to the Company’s change in operations and business development plans, which required closing the Oregon and Colorado facilities. The assets impaired could no longer be used by the Company, and the fair value of the assets were determined by their cost basis less any accumulated depreciation.

XSUNX, INC.
(A Development Stage Company)
Notes to Financial Statements
September 30, 2010 and 2009

8.	PROMISSORY NOTE

During the year ended September 30, 2009, the Company converted accounts payable to a promissory note in the amount of $456,921. The note accrues interest at 10% per annum. The note, including all principal and interest are due September 1, 2011. The interest expense for the years ended September 30, 2010 and 2009 was $45,721 and $4,303.

10.	COMMITMENTS AND CONTINGENCES

Settlement of Vendor Dispute
In February 2010, we elected to negotiate a settlement related to a dispute over a re-stocking fee on certain equipment with Airgas Corp., agreeing to pay $114,641 in 12 equal monthly payments of $9,553 commencing March 1, 2010. As of September 30, 2010 the Company has made payments totaling $66,874 leaving a principal balance in the amount of $47,767 as of the period ended September 30, 2010. No default currently exists under this agreement.

Leased Facility Transactions
The Company renewed its lease for the facility located in Aliso Viejo. The term of the lease is for a twelve month period effective May 1, 2010, at a monthly rate of $1,000 per month.

Legal Contingency
On September 21, 2010, the Company received notice of a claim filed by Billco Manufacturing Inc. requesting an additional payment of $340,568 for a piece of equipment that had been cancelled by the Company. The Company never took possession of the equipment, but did pay a restocking fee of $130,988. The Company has retained counsel to aggressively defend the matter. The ultimate outcome of this action cannot be readily determined at this time.

11.	SUBSEQUENT EVENTS

Management has evaluated subsequent events as of the financial statement date according to the requirements of ASC TOPIC 855 and has reported the following:

On October 18, 2010, the Company conditionally granted shares of stock options to two employees to purchase 11,000,000 shares of common stock at a purchase price of $0.10 per share over a five year period.

Pursuant to an S-1 Registration Statement declared effective by the SEC on June 30, 2010, the Company sold to Lincoln Park Capital Group, LLC (LPC) from October 1, 2010 through the date of this report, a total of approximately 1,963,940 shares for a total investment of $175,000. These shares were sold at various pricing between $0.08 and $0.09 per share.  An additional 48,609 of the remaining pool of 1,250,000 commitment shares were issued on a pro rata basis to LPC as LPC has purchased additional shares pursuant to the effective S-1 Registration Statement.

END OF FINANCIAL STAEMENTS FOR THE YEARS ENDED SEPTEMBER 30, 2010 AND 2009

XSUNX, INC.
(A Development Stage Company)
BALANCE SHEETS

	December 31, 2010	September 30, 2010
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash & cash equivalents	$47,439	$200,422
Other receivable	2,500	2,500
Prepaid expenses	7,966	14,061

Total Current Assets	57,905	216,983

PROPERTY & EQUIPMENT
Office & miscellaneous equipment	29,841	28,942
Machinery & equipment	354,541	354,541
	384,382	383,483
Less accumulated depreciation	(318,614)	(307,995)

Net Property & Equipment	65,768	75,488

OTHER ASSETS
Manufacturing equipment in progress	230,000	230,000
Security deposit	3,200	3,200

Total Other Assets	233,200	233,200

TOTAL ASSETS	$356,873	$525,671

LIABILITIES AND SHAREHOLDERS' DEFICIT

CURRENT LIABILITIES
Accounts payable	$400,945	$418,288
Accrued expenses	16,947	8,945
Credit card payable	4,292	10,728
Accrued interest on note payable	61,372	49,949
Note payable, landlord	456,921	456,921

Total Current Liabilities	940,477	944,831

TOTAL LIABILITIES	940,477	944,831

SHAREHOLDERS' DEFICIT
Preferred stock, $0.01 par value; 50,000,000 authorized preferred shares	-	-
Common stock, no par value; 500,000,000 authorized common shares 211,067,886 and 209,055,337 shares issued and outstanding, respectively	24,988,369	24,813,369
Paid in capital, common stock warrants	5,238,213	5,238,213
Additional paid in capital	3,497,292	3,449,063
Deficit accumulated during the development stage	(34,307,478)	(33,919,805)

TOTAL SHAREHOLDERS' DEFICIT	(583,604)	(419,160)

TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT	$356,873	$525,671

The accompanying notes are an integral part of these financial statements

XSUNX, INC.
(A Development Stage Company)
STATEMENTS OF OPERATIONS
(Unaudited)

			From Inception
			February 25, 1997
	For the Three Months Ended		through
	December 31, 2010	December 31, 2009	December 31, 2010

REVENUE	$-	$-	$14,880

OPERATING EXPENSES
Selling, general and administrative expenses	245,433	463,385	17,175,774
Research and development	120,161	44,891	3,001,623
Depreciation and amortization expense	10,619	23,477	659,973

TOTAL OPERATING EXPENSES	376,213	531,753	20,837,370

LOSS FROM OPERATIONS BEFORE OTHER INCOME/(EXPENSE)	(376,213)	(531,753)	(20,822,490)

OTHER INCOME/(EXPENSES)
Interest income	-	44	445,537
Gain/(Loss) on sale of asset	-	-	(577)
Impairment of assets	-	-	(7,285,120)
Write down of inventory asset	-	-	(1,177,000)
Legal settlement	-	-	1,100,000
Loan fees	-	-	(7,001,990)
Forgiveness of debt	-	-	592,154
Other, non-operating	-	-	(5,215)
Interest expense	(11,460)	(11,435)	(152,777)

TOTAL OTHER INCOME/(EXPENSES)	(11,460)	(11,391)	(13,484,988)

NET LOSS	$(387,673)	$(543,144)	$(34,307,478)

BASIC AND DILUTED LOSS PER SHARE	$(0.00)	$(0.00)

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING BASIC AND DILUTED	210,201,552	198,662,320

The accompanying notes are an integral part of these financial statements

XSUNX, INC.
(A Development Stage Company)
STATEMENT OF SHAREHOLDERS’ EQUITY

							Deficit
							Accumulated
					Additional	Stock Options/	during the
	Preferred Stock		Common Stock		Paid-in	Warrants	Development
	Shares	Amount	Shares	Amount	Capital	Paid-in-Capital	Stage	Total
Balance at Septemer 30, 2010	-	$-	209,055,337	$24,813,369	$5,238,213	$3,449,063	$(33,919,805)	$(419,160)

Issuance of common shares in Oct 2010 for cash
(281,669 common shares issued at $0.091 per share ) (unaudited)	-	-	281,669	25,000	-	-	-	25,000

Issuance of common shares in Oct 2010 for cash
(563,340 common shares issued at $0.089864 per share ) (unaudited)	-	-	563,340	50,000	-	-	-	50,000

Issuance of common shares in Nov 2010 for cash
(569,444 common shares issued at $0.08888 per share ) (unaudited)	-	-	569,444	50,000	-	-	-	50,000

Issuance of common shares in Nov 2010 for cash
(286,274 common shares issued at $0.089467 per share ) (unaudited)	-	-	286,274	25,000	-	-	-	25,000

Issuance of common shares in Dec 2010 for cash
(311,822 common shares issued at $0.082 per share ) (unaudited)	-	-	311,822	25,000	-	-	-	25,000

Stock compensation costs (unaudited)	-	-	-	-	-	48,229	-	48,229

Net loss for the period ended December 31, 2010 (unaudited)	-	-	-	-	-	-	(387,673)	(387,673)

Balance at December 31, 2010 (unaudited)	-	$-	211,067,886	$24,988,369	$5,238,213	$3,497,292	$(34,307,478)	$(583,604)

The accompanying notes are an integral part of these financial statements

XSUNX, INC.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS
(Unaudited)

			From Inception
			February 25,1997
	For the Three Months Ended		through
	December 31, 2010	December 31, 2009	December 31, 2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(387,673)	$(543,144)	$(34,307,478)
Adjustment to reconcile net loss to net cash used in operating activities
Depreciation & amortization	10,619	23,477	659,973
Common stock issued for services and interest	-	10,000	1,996,634
Stock option and warrant expense	48,229	74,368	3,771,482
Beneficial conversion and commitment fees	-	-	5,685,573
Asset impairment	-	-	7,285,120
Write down of inventory asset	-	-	1,177,000
Gain on settlement of debt	-	-	(287,381)
Loss on sale of asset			577
Settlement of lease	-	-	59,784
Change in Assets and Liabilities:
(Increase) Decrease in:
Prepaid expenses	6,095	55,108	(7,966)
Inventory held for sale	-	-	(1,417,000)
Other receivable	-	-	(2,500)
Other assets			(3,200)
Increase (Decrease) in:
Accounts payable	(23,779)	127,696	2,427,238
Accrued expenses	19,425	2,742	89,048

NET CASH USED IN OPERATING ACTIVITIES	(327,084)	(249,753)	(12,873,096)

CASH FLOWS USED IN INVESTING ACTIVITIES:
Purchase of manufacturing equipment and facilities in process	-	(230,000)	(6,054,629)
Payments on note receivable	-	-	(1,500,000)
Proceeds from sale of assets			244,100
Receipts on note receivable	-	-	1,500,000
Purchase of marketable prototype	-	-	(1,780,396)
Purchase of fixed assets	(899)	-	(592,818)

NET CASH USED BY INVESTING ACTIVITIES	(899)	(230,000)	(8,183,743)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from warrant conversion	-	-	3,306,250
Proceeds from debentures	-	-	5,850,000
Proceeds for issuance of common stock, net	175,000	225,000	11,948,028

NET CASH PROVIDED BY FINANCING ACTIVITIES	175,000	225,000	21,104,278

NET INCREASE (DECREASE) IN CASH	(152,983)	(254,753)	47,439

CASH & CASH EQUIVALENTS, BEGINNING OF PERIOD	200,422	530,717	-

CASH & CASH EQUIVALENTS, END OF PERIOD	$47,439	$275,964	$47,439

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$37	$12	$119,740
Taxes paid	$-	$-	$-

The accompanying notes are an integral part of these financial statements

XSUNX, INC.
(A Development Stage Company)
Notes to Financial Statements – (Unaudited)
December 31, 2010

1.	Basis of Presentation
The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X.  Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all normal recurring adjustments considered necessary for a fair presentation have been included.  Operating results for the three months ended December 31, 2010 are not necessarily indicative of the results that may be expected for the year ending September 30, 2011.  For further information refer to the financial statements and footnotes thereto included in the Company's Form 10-K for the year ended September 30, 2010.

Going Concern
The accompanying financial statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets and liabilities and commitments in the normal course of business.  The accompanying financial statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern.  The Company does not generate significant revenue, and has negative cash flows from operations, which raise substantial doubt about the Company’s ability to continue as a going concern.  The ability of the Company to continue as a going concern and appropriateness of using the going concern basis is dependent upon, among other things, additional cash infusion.  The Company has obtained funds from its shareholders since its inception through the period ended December 31, 2010. Management believes the existing shareholders and the prospective new investors will provide the additional cash needed to meet the Company’s obligations as they become due, and will allow the development of its core of business.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of XsunX, Inc. is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Development Stage Activities and Operations
The Company has been in its initial stages of formation and for the three months ended December 31, 2010, had no revenues. A development stage activity as one in which all efforts are devoted substantially to establishing a new business and even if planned principal operations have commenced, revenues are insignificant.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the accompanying financial statements.  Significant estimates made in preparing these financial statements include the estimate of useful lives of property and equipment, the deferred tax valuation allowance, and the fair value of stock options. Actual results could differ from those estimates.

Cash and Cash Equivalents
For purposes of the statements of cash flows, cash and cash equivalents include cash in banks and money markets with an original maturity of three months or less.

Fair Value of Financial Instruments
The Company’s financial instruments, including cash and cash equivalents, accounts payable and accrued liabilities are carried at cost, which approximates their fair value, due to the relatively short maturity of these instruments. As of December 31, 2010, and 2009, the Company’s notes payable have stated borrowing rates that are consistent with those currently available to the Company and, accordingly, the Company believes the carrying value of these debt instruments approximates their fair value.

XSUNX, INC.
(A Development Stage Company)
Notes to Financial Statements – (Unaudited)
December 31, 2010

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loss Per Share Calculations
Loss per Share is the calculation of basic earnings per share and diluted earnings per share. Basic earnings per share are computed by dividing income available to common shareholders by the weighted-average number of common shares available. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. The Company’s diluted loss per share is the same as the basic loss per share for the three months ended December 31, 2010 as the inclusion of any potential shares would have had an anti-dilutive effect due to the Company generating a loss.

Revenue Recognition
The Company recognizes revenue when services are performed, and at the time of shipment of products, provided that evidence of an arrangement exists, title and risk of loss have passed to the customer, fees are fixed or determinable, and collection of the related receivable is reasonably assured.  To date the Company has had minimal revenue and is still in the development stage.

Stock-Based Compensation
Share-based Payment applies to transactions in which an entity exchanges its equity instruments for goods or services and also applies to liabilities an entity may incur for goods or services that are to follow a fair value of those equity instruments. We are required to follow a fair value approach using an option-pricing model, such as the Black Scholes option valuation model, at the date of a stock option grant. The deferred compensation calculated under the fair value method would then be amortized over the respective vesting period of the stock option. This has not had a material impact on our results of operations.

3.	CAPITAL STOCK

During the three months ended December 31, 2010, pursuant to an S-1 Registration Statement declared effective by the SEC on June 30, 2010, the Company sold to Lincoln Park Capital Group, LLC (LPC) a total of approximately 1,963,940 shares for a total investment of $175,000. These shares were sold at various pricing between $0.08 and $0.09 per share.  An additional 48,609 of the remaining pool of 1,250,000 commitment shares were issued on a pro rata basis to LPC as LPC has purchased additional shares pursuant to the effective S-1 Registration Statement.

During the three months ended December 31, 2009, the Company issued 2,556,818 shares of common stock at a price of $0.088 per share for cash of $225,000; 1,000,000 shares of common stock issued at a price of $0.088 per share for a subscription receivable of $88,000; 53,789 shares of common stock issued at a price of $0.1859 per share for services at a fair value of $10,000.

4.	STOCK OPTIONS AND WARRANTS

The Company adopted a Stock Option Plan for the purposes of granting stock options to its employees and others providing services to the Company, which reserves and sets aside for the granting of Options for Twenty Million (20,000,000) shares of Common Stock.  Options granted under the Plan may be either Incentive Options or Nonqualified Options and shall be administered by the Company's Board of Directors ("Board").  Each Option shall be exercisable to the nearest whole share, in installments or otherwise, as the respective Option agreements may provide. Notwithstanding any other provision of the Plan or of any Option agreement, each Option shall expire on the date specified in the Option agreement. During the period ended December 31, 2010, the Company granted 11,000,000 incentive stock options to employees that will vest upon completion of various milestones. 1,000,000 of the shares were part of the Company’s 2007 Stock Option Plan.

For the period ended
12/31/2010
Risk free interest rate	1.14% to 2.77%
Stock volatility factor	90.56% to 104.73%
Weighted average expected option life	5 years
Expected dividend yield	None

 XSUNX, INC.
(A Development Stage Company)
Notes to Financial Statements – (Unaudited)
December 31, 2010

4.	STOCK OPTIONS AND WARRANTS (Continued)

A summary of the Company’s stock option activity and related information follows:

	For the period ended
	12/31/2010
		Weighted
	Number	average
	of	exercise
	Options	price
Outstanding, beginning of the period	10,180,000	$0.27
Granted	1,000,000	$0.10
Exercised	-	$-
Expired	-	$-
Outstanding, end of the period	11,180,000	$0.27
Exercisable at the end of the period	7,294,160	$0.28
Weighted average fair value of options granted during the period		$0.10

The weighted average remaining contractual life of options outstanding issued under the plan as of   December 31, 2010 was as follows:

			Weighted
			Average
	Stock	Stock	Remaining
Exercisable	Options	Options	Contractual
Prices	Outstanding	Exercisable	Life (years)
$0.46	1,150,000	950,000	1.06 years
$0.53	100,000	100,000	1.15 years
$0.45	100,000	100,000	1.31 years
$0.41	100,000	100,000	1.66 years
$0.36	2,500,000	1,500,000	1.82 years
$0.36	500,000	500,000	1.87 years
$0.36	500,000	500,000	1.91 years
$0.36	115,000	105,416	1.78 years
$0.16	5,115,000	3,438,744	3.25 years
$0.10	1,000,000	-	4.80 years
	11,180,000	7,294,160

Stock-based compensation expense recognized during the period is based on the value of the portion of stock-based payment awards that is ultimately expected to vest. Stock-based compensation expense recognized in the financial statements of operations during the three months ended December 31, 2010, included compensation expense for the stock-based payment awards granted prior to, but not yet vested, as of December 31, 2010 based on the grant date fair value estimated, and compensation expense for the stock-based payment awards granted subsequent to December 31, 2010, based on the grant date fair value estimated. We account for forfeitures as they occur. The stock-based compensation expense recognized in the statement of operations during the three months ended December 31, 2010 and 2009 was $48,229 and $74,368, respectively.

XSUNX, INC.
(A Development Stage Company)
Notes to Financial Statements – (Unaudited)
December 31, 2010

4.	STOCK OPTIONS AND WARRANTS (Continued)

Warrants

A summary of the Company’s warrants activity and related information follows:

For the period ended
12/31/2010
Weighted
	Number	average
	of	exercise
	Options	price
Outstanding, beginning of the period	4,195,332	$0.61
Granted	-	$-
Exercised	-	$-
Expired	-	$-
Outstanding, end of the period	4,195,332	$0.61
Exercisable at the end of period	4,047,332	$0.64
Weighted average fair value of warrants granted during the period		$-

At December 31, 2010, the weighted average remaining contractual life of warrants outstanding:

			Weighted
			Average
			Remaining
Exercisable	Warrants	Warrants	Contractual
Prices	Outstanding	Exercisable	Life (years)
$1.69	112,000	112,000	0.26 years
$0.51	500,000	352,000	0.55 years
$0.20	250,000	250,000	1.00 years
$0.50	1,666,666	1,666,666	1.84 years
$0.75	1,666,666	1,666,666	1.84 years
	4,195,332	4,047,332

5.	PROMISSORY NOTE

During the year ended September 30, 2009, the Company converted an account payable to a promissory note in the amount of $456,921. The note accrues interest at 10% per annum. The note, including all principal and interest is due September 1, 2011. The interest expense for the three months ended December 31, 2010 and 2009 was $11,423.

6.	SUBSEQUENT EVENTS

The following are items management has evaluated as subsequent events pursuant to the requirement of ASC Topic 855.

During January 2011, the Company accepted offers for the sale of 2,500,000 units of its restricted Common Stock in a private placement for cash proceeds of $100,000.  Each unit is composed of one share of restricted common stock and a five year warrant exercisable to purchase two shares of Common Stock at $0.04 per share. The shares were issued in a transaction exempt from registration pursuant to Section 4(2) of the Securities Act.

In January 2011, a holder of a warrant exercised all available 2,500,000 warrants utilizing a cashless exercise provision resulting in the net issuance of 1,363,636 shares of the Company’s restricted common stock.

END OF FINANCIAL STAEMENTS FOR THE PERIODS ENDED DECEMBER 31, 2010 AND 2009

We have not authorized any dealer, salesperson or other person to provide any information or make any representations about XsunX, Inc. except the information or representations contained in this Prospectus. You should not rely on any additional information or representations if made.

This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities:

●    except the common stock offered by this Prospectus;

●    in any jurisdiction in which the offer or solicitation is not authorized;

●   in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation;

●    to any person to whom it is unlawful to make the offer or solicitation; or

●    to any person who is not a United States resident or who is outside the jurisdiction of the United States.

The delivery of this Prospectus or any accompanying sale does not imply that:

●    there have been no changes in the affairs of XsunX, Inc. after the date of this Prospectus; or

●    the information contained in this Prospectus is correct after the date of this Prospectus.

Until _______ ___, 2011, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters.
PROSPECTUS 27,500,000 Shares of Common Stock XSUNX INC. March ___ 2011

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. We will pay all expenses in connection with this offering.

Securities and Exchange Commission Registration Fee	$275
Printing and Engraving Expenses	5,000
Accounting Fees and Expenses	10,000
Legal Fees and Expenses	25,000
Miscellaneous	5,000
TOTAL	$45,275

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our articles of incorporation provide that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses including attorney fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.  Termination of any action, suit or proceeding in any manner does not by itself create a presumption that such person did not act in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

The articles of incorporation also provide that the Company must indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee, fiduciary or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, fiduciary, or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney fees) actually and reasonably incurred by such person in connection with the defense or settlement of such proceeding, if such person believed it to be in, or not opposed to, the best interests of the Company.  Such indemnification may not be made for any claim, issue or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of such person’s duty to the Company, unless and only to the extent that the court in which the proceeding was brought determines that, despite the adjudication of liability, but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The bylaws adopt the provisions of the Colorado Revised Statutes 7-3-101 (now C.R.S. 7-109), as amended from time to time, relating to Indemnification and incorporate such provisions by reference as fully as if set forth therein.

The Colorado Revised Statutes 7-109-102 provide that a corporation may indemnify a director who is a party to a proceeding against liability if the director’s conduct was in good faith, the director reasonably believed, in the case of conduct in an official capacity with the corporation, that such conduct was in the corporation’s best interests, and in the case of any criminal proceeding, the director had no reasonable cause to believe his conduct was unlawful.  The termination of a proceeding in any manner is not, of itself, determinative that the director did not meet the standard of conduct described in C.R.S. 7-109-102.  A corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation, or in any proceeding where the director is adjudged liable on the basis that the director derived an improper benefit.  Indemnification under C.R.S. 7-109-102 in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

C.R.S. 7-109-103 provides that a corporation must indemnify a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding brought against him in his capacity as a director, against reasonable expenses incurred by the director in connection with the proceeding.

C.R.S. 7-109-104 provides that a company may pay the costs incurred by any person entitled to indemnification in defending a proceeding as such costs are incurred and in advance of the final disposition of a proceeding; provided however, that the company must pay such costs only upon receipt of a written affirmation of the director’s good faith belief that he met the appropriate standard of conduct, a written undertaking by or on behalf of such person to repay the advance if it is ultimately determined that the director did not meet the standard of conduct, and after a determination is made that indemnification is not precluded.

C.R.S. 7-109-105 provides that unless otherwise provided in the articles of incorporation, a director who is or was a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification in the following manner: If it determines that the director is entitled to mandatory indemnification, the court shall order indemnification, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification.  If the court determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director met the appropriate standard of conduct or was adjudged liable under the circumstances, the court may order such indemnification as the court deems proper; except that the indemnification with respect to any proceeding in which liability shall have been adjudged in connection with a proceeding regarding the right of the corporation or derivation of an improper benefit is limited to reasonable expenses incurred in connection with the proceeding and reasonable expenses incurred to obtain court-ordered indemnification.

C.R.S. 7-109-106 provides that a corporation may not indemnify a director unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the appropriate standard of conduct.  A corporation shall not advance expenses to a director under section 7-109-104 unless authorized in the specific case after the required written affirmation and undertaking are received and the determination has been made.

The determinations required by C.R.S. 7-109-106 must be made:

(a)           By the board of directors by a majority vote of those present at a meeting at which a quorum is present, and only those directors not parties to the proceeding shall be counted in satisfying the quorum; or

(b)           If a quorum cannot be obtained, by a majority vote of a committee of the board of directors designated by the board of directors, which committee shall consist of two or more directors not parties to the proceeding; except that directors who are parties to the proceeding may participate in the designation of directors for the committee.

If a quorum cannot be obtained as contemplated in paragraph (a) above, and a committee cannot be established under paragraph (b) above, or, even if a quorum is obtained or a committee is designated, if a majority of the directors constituting such quorum or such committee so directs, the determination required shall be made:

(a) By independent legal counsel selected by a vote of the board of directors or the committee in the manner described above or, if a quorum of the full board cannot be obtained and a committee cannot be established, by independent legal counsel selected by a majority vote of the full board of directors; or

(b) By the shareholders.

C.R.S. 7-109-107 provides that an officer is entitled to a mandatory indemnification and is entitled to apply for court-ordered indemnification to the same extent as a director.  Also, a corporation may indemnify and advance expenses to an officer, employee, fiduciary or agent of the corporation to the same extent as to a director, or to a greater extent, if not inconsistent with public policy, the corporation’s bylaws, actions of the board of directors or shareholders, or contract.

C.R.S. 7-109-108 provides that a corporation may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the corporation, or who, while a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign entity or of an employee benefit plan, against liability asserted against or incurred by the person in that capacity or arising from the person's status as a director, officer, employee, fiduciary, or agent, whether or not the corporation would have power to indemnify the person against the same liability under another section.

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person connected with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

Except as otherwise noted, all of the following shares were issued and options and warrants granted pursuant to the exemption provided for under Section 4(2) of the Securities Act as a “transaction not involving a public offering”.  No commissions were paid, and no underwriter participated, in connection with any of these transactions. Each such issuance was made pursuant to individual contracts which are discrete from one another and are made only with persons who were sophisticated in such transactions and who had knowledge of and access to sufficient information about the Company to make an informed investment decision. Among this information was the fact that the securities were restricted securities.

Fiscal Year 2009

In the fiscal period ended September 30, 2009, there was a placement of our common stock pursuant to the registration statement declared effective by the SEC on April 10, 2008.  Pursuant to such registration statement, we sold 3,000,000 shares of common stock at a price of $0.20 each, for total proceeds of $600,000 to Fusion Capital Fund II, LLC. Pursuant to such registration statement, the Company has sold to Fusion through September 30, 2009, a total of approximately 18,347,581 shares for a total investment of $5,808,723.  These shares were sold at various pricing between $0.405 and $0.20 per share.  The registration statement is currently not available for use for sales to Fusion.

Through private placements, on September 8th and 23, 2009, which were made in reliance upon an exemption from registration under rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933, we issued 1,129,483 and then 5,000,000 restricted shares of common stock respectively, as defined in Rule 501(a) of Regulation D as promulgated by the SEC, for gross cash proceeds of $70,000 on September 8, 2009, and gross cash proceeds of $350,000 on September 23, 2009.

Issuance of Shares for Services

For the fiscal period ended September 30, 2009, the Company issued a total of 1,062,690 shares of its restricted common stock in connection with service agreements to provide various marketing, and consulting services to the Company as follows:

In November 2008, the Company issued 50,000 shares of its restricted common stock in connection with a service agreement to provide marketing and financing service to the Company.  The shares were valued at $0.22 per share, the share price on the date the agreement was reached.  The service agreement ended on December 31, 2008.

In August 2009, the Company issued 76,976 shares of its restricted common stock as payment for $10,500 in accrued service fees in connection with a service agreement to provide marketing and public relations services to the Company.  The shares were valued at $0.1364 per share, the average share price between the period May 1, 2009 and August 30, 2009 in which the fees were accrued and services were rendered.

In August 2009, the Company issued 900,000 shares of its restricted common stock in connection with a service agreement to provide marketing and public relations services to the Company.  The shares were valued at $0.12 per share, the share price on the date the agreement was reached.  The service provider has agreed not to sell or transfer the shares prior to September 2010.

In September 2009, the Company issued 35,714 shares of its restricted common stock in connection with a service agreement to provide marketing and financing service to the Company.  Subject to the service agreement the shares were valued at $5,000.

Fiscal Year 2010

On October 16, 2009, the Company accepted an offer for the sale of 2,556,818 shares of its restricted common stock in a private placement for cash proceeds of $225,000. The shares were issued in a transaction exempt from registration pursuant to Section 4(2) of the Securities Act.

On November 16, 2009 the Company issued 53,789 shares of its common restricted stock for services related to marketing and public relations valued at $10,000 dollars. The shares were issued in a transaction exempt from registration pursuant to Section 4(2) of the Securities Act.

On December 31, 2009 the Company accepted an offer for the sale of 1,000,000 shares of its restricted common stock in a private placement for cash proceeds of $88,000. The shares were issued in a transaction exempt from registration pursuant to Section 4(2) of the Securities Act.

On March 17, 2010 the Company accepted an offer for the sale of 2,000,000 shares of its restricted common stock in a private placement for cash proceeds of $150,000. The shares were issued in a transaction exempt from registration pursuant to Section 4(2) of the Securities Act.

In March 2010, the Company issued 139,424 shares of its restricted common stock in connection with a service agreement to provide marketing and financing service to the Company.  Subject to the service agreement the shares were valued at $22,500. The shares were issued in a transaction exempt from registration pursuant to Section 4(2) of the Securities Act.

In March 2010, the Company agreed to issue up to $5,000,000 of shares of common stock to LPC pursuant to the Purchase Agreement, 5,556,808 shares of which have been issued through September 30, 2010. The Company also agreed to issue an additional 2,500,000 shares of common stock to LPC under the Purchase Agreement as Commitment Shares, 1,263,888 of which have been issued through September 30, 2010. See “Selling Stockholder” herein.

Fiscal Year 2011

Pursuant to the Company’s Registration Statement of Form S-1 (No. 333-166427) declared effective by the SEC on June 30, 2010, the Company sold to LPC from October 1, 2010 through March 21, 2011, a total of approximately 2,566,350 shares for a total investment of $225,000. These shares were sold at various pricing between $0.08 and $0.09 per share.  An additional 62,498 of the remaining pool of 1,250,000 Commitment Shares were issued on a pro rata basis to LPC as LPC has purchased additional shares pursuant to the effective S-1 Registration Statement.

In January and March 2011, the Company accepted offers for the sale of a total of 5,000,000 units of its restricted Common Stock in private placements for cash proceeds of $200,000.  Each unit is composed of one share of restricted common stock and a five year warrant exercisable to purchase two shares of Common Stock at $0.04 per share. The shares were issued in a transaction exempt from registration pursuant to Section 4(2) of the Securities Act.

In January 2011, a holder of a warrant exercised all available 2,500,000 warrants utilizing a cashless exercise provision resulting in the net issuance of 1,363,636 shares of the Company’s restricted common stock. The shares were issued in a transaction exempt from registration pursuant to Section 4(2) of the Securities Act.

In March 2011 the Company accepted an offer for the sale of 1,250,000 shares of its restricted common stock in a private placement for cash proceeds of $50,000. The shares were issued in a transaction exempt from registration pursuant to Section 4(2) of the Securities Act.

Use of Proceeds from the Sale of Securities

The proceeds from the above sales of securities were and are being used primarily to fund efforts by the Company to develop marketable technologies for the manufacture of thin film solar technologies, and in the day-to-day operations of the Company and to pay the accrued liabilities associated with these operations.

ITEM 16.  EXHIBITS

Exhibit No.	Description of Exhibit

3.1	Articles of Incorporation (1)

3.2	Bylaws (2)

5.1	Opinion re: Legality (11)

10.1	XsunX Plan of Reorganization and Asset Purchase Agreement, dated September 23, 2003 (3)

10.2	XsunX 2007 Stock Option Plan, dated January 5, 2007 (4)

10.3	MVSystems, Inc. Non-Exclusive License and Cross-License Agreement, dated May 30, 2008 (5)

10.4	Form of Employment Retention agreement between the Company and Robert Wendt, dated September 1, 2009 (9)

10.5	Form of Stock Sale Agreement used in connection with the sale of equity to accredited investors totaling 6,000,000 shares of common stock (9)

10.6	Form of Stock Option Agreement used in connection with the issuance of Options to employees in the fiscal year ended September 30, 2009 (9)

10.7	Lease Termination and Mutual Release of Claims, dated August 27, 2009 between the Company and Merix Corporation (9)

10.8	Promissory Note in the amount of $456,920.66, dated August 27, 2009 between the Company and Merix Corporation (9)

10.9	Form of Professional Services Agreement between Orion and the Company, dated March 9, 2009 (9)

10.10	Lincoln Park Capital Fund, LLC, Stock Purchase Agreement, dated March 30, 2010 (8)

10.11	Lincoln Park Capital Fund, LLC, Registration Rights Agreement, dated March 30, 2010 (8)

10.12	Form of Stock Option Agreement used in connection with the issuance of options to Joseph Grimes, October 2010 (10)

10.13	Form of Stock Option Agreement used in connection with the issuance of options to Robert Wendt, October 2010 (10)

23.1	Consent of HJ Associates and Consultants, LLP (6)

23.2	Consent of Michael Littman, Esq. (11)

(1)
Incorporated by reference to Registration Statement Form 10SB12G #000-29621 dated February18, 2000 and by reference to exhibits included with the Company’s prior Report on Form 8-K/A filed with the Securities and Exchange Commission dated October 29, 2003.

(2)	Incorporated by reference to Registration Statement Form 10SB12G #000-29621 filed with the Securities and Exchange Commission dated February 18, 2000.

(3)	Incorporated by reference to exhibits included with the Company’s prior Report on Form 8-K/A filed with the Securities and Exchange Commission dated October 29, 2003.

(4)	Incorporated by reference to exhibits included with the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission dated January 5, 2007.

(5)	Incorporated by reference to exhibits included with the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission dated June 6, 2008.

(6)	Provided herewith.

(7)	Incorporated by reference to exhibits included with the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission dated June 17, 2008.

(8)	Incorporated by reference to exhibits included with the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission dated April 1, 2010.

(9)	Incorporated by reference to exhibits included with the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on January 13, 2010.

(10)	Incorporated by reference to exhibits included with the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on December 29, 2010.

(11)	Incorporated by reference to exhibits included with the Company’s Amendment No. 2 to Form S-1 filed with the Securities and Exchange Commission on June 25, 2010.

ITEM 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

    4. For determining liability under the Securities Act of 1933 to any purchaser, if the undersigned registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Aliso Viejo, state of California, on March 28, 2011.

XSUNX, INC.

By:	/s/ Tom Djokovich
Name:	Tom Djokovich
Title:	Chief Executive Officer, Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated below:

Signatures	Title	Date

/s/ Tom Djokovich	Chief Executive Officer, Principal Executive Officer, Principal Financial and Accounting Officer, and Director	March 28, 2011
Tom Djokovich	(Principal Executive Officer and Principal Accounting Officer)

/s/ Joseph Grimes	President, Chief Operating Officer and Director	March 28, 2011
Joseph Grimes

/s/ Thomas Anderson	Director	March 28, 2011
Thomas Anderson

/s/ Oz Fundingsland	Director	March 28, 2011
Oz Fundingsland

/s/Michael Russak	Director	March 28, 2011
Michael Russak